Exhibit 10.14

EXECUTION COPY

Amended and Restated Credit Agreement

among

STATER BROS. MARKETS,

STATER BROS. HOLDINGS INC.

and

Bank of America, N.A.

as Administrative Agent,

and

Letter of Credit Issuing Lender

and

The Other Financial

Institutions Party Hereto

Amended as of June 17, 2004

Banc of America Securities LLC,

as

Sole Arranger and Sole Book Manager

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5.06.	No Default	43
5.07.	Ownership of Property; Liens	43
5.08.	Taxes	43
5.09.	Margin Regulations; Investment Company Act; Public Utility Holding Company Act	43
5.10.	ERISA Compliance	44
5.11.	Intangible Assets	44
5.12.	Compliance With Laws	45
5.13.	Environmental Compliance	45
5.14.	Insurance	45
5.15.	Stockholders Agreements	45
5.16.	Disclosure	45

SECTION 6. AFFIRMATIVE COVENANTS OF BORROWER		46
6.01.	Financial Statements	46
6.02.	Certificates, Notices and Other Information	47
6.03.	Payment of Taxes	49
6.04.	Preservation of Existence	49
6.05.	Maintenance of Properties	49
6.06.	Maintenance of Insurance	49
6.07.	Compliance With Laws	49
6.08.	Inspection Rights	49
6.09.	Keeping of Records and Books of Account	49
6.10.	Compliance with ERISA	49
6.11.	Compliance With Agreements	50
6.12.	Use of Proceeds	50
6.13.	Further Assurances	50
6.14.	Execution of Guaranty by Future Material Subsidiaries	50

SECTION 7. NEGATIVE COVENANTS OF BORROWER		51
7.01.	Indebtedness	51
7.02.	Liens and Negative Pledges	52
7.03.	Fundamental Changes	53
7.04.	Dispositions	53
7.05.	Investments	54
7.06.	Lease Obligations	54
7.07.	Restricted Payments	54
7.08.	ERISA	54
7.09.	Change in Nature of Business	55
7.10.	Transactions with Affiliates	55
7.11.	Hostile Acquisitions	55
7.12.	Financial Covenants	55
7.13.	Change in Auditors	55
7.14.	Amendments or Waivers of Senior Note Documents	55
7.15.	Use of Capital Contributions	55

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SECTION 8. HOLDINGS COVENANTS		56
8.01.	Indebtedness	56
8.02.	Restricted Payments	56
8.03.	Change in Nature of Business; Ownership of Assets	57
8.04.	Transactions with Affiliates	57
8.05.	Amendments or Waivers of Senior Note Documents and Existing Holdings Indenture	57

SECTION 9. EVENTS OF DEFAULT AND REMEDIES		59
9.01.	Events of Default	59
9.02.	Remedies Upon Event of Default	60

SECTION 10. ADMINISTRATIVE AGENT		62
10.01.	Appointment and Authorization of Administrative Agent	62
10.02.	Delegation of Duties	62
10.03.	Liability of Administrative Agent	62
10.04.	Reliance by Administrative Agent	63
10.05.	Notice of Default	63
10.06.	Credit Decision; Disclosure of Information by Administrative Agent	64
10.07.	Indemnification of Administrative Agent	64
10.08.	Administrative Agent in Individual Capacity	65
10.09.	Successor Administrative Agent	65

SECTION 11. MISCELLANEOUS		66
11.01.	Amendments; Consents	66
11.02.	Transmission and Effectiveness of Notices and Signatures	67
11.03.	Attorney Costs, Expenses and Taxes	67
11.04.	Binding Effect; Assignment	68
11.05.	Set-off	69
11.06.	Sharing of Payments	70
11.07.	No Waiver; Cumulative Remedies	70
11.08.	Usury	71
11.09.	Counterparts	71
11.10.	Integration	71
11.11.	Nature of Lenders’ Obligations	71
11.12.	Survival of Representations and Warranties	71
11.13.	Indemnity by Borrower	72
11.14.	Nonliability of Lenders	72
11.15.	No Third Parties Benefited	73
11.16.	Severability	73
11.17.	Confidentiality	73
11.18.	Further Assurances	74
11.19.	Headings	74
11.20.	Time of the Essence	74
11.21.	Foreign Lenders and Participants	74
11.22.	Governing Law	75

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11.23.	Waiver of Right to Trial by Jury	75
11.24.	ENTIRE AGREEMENT	75

EXHIBITS

Form of

A	Compliance Certificate
B	Note
C	Notice of Assignment and Acceptance
D	Request for Extension of Credit

SCHEDULES

2.01	Commitments and Pro Rata Shares
7.01	Existing Indebtedness, Liens and Negative Pledges
11.02	Offshore and Domestic Lending Offices, Addresses for Notices

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AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of June 17, 2004 by and among STATER BROS. MARKETS, a California corporation (“Borrower”), STATER BROS. HOLDINGS INC., a Delaware corporation (“Holdings”), each lender from time to time party hereto (collectively, “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent and Issuing Lender.

RECITALS

WHEREAS, the parties have heretofore entered into a Credit Agreement dated as of August 9, 1999 (as heretofore amended, the “Credit Agreement”);

WHEREAS, Holdings has heretofore commenced a tender offer for all of the outstanding Existing Senior Notes and approximately 90% of the Existing Senior Notes have been tendered to Holdings; and

WHEREAS, concurrently with the Closing Date, Holdings shall issue and sell the Senior Notes referred to below in the aggregate principal amount of $700,000,000 and use the proceeds thereof, inter alia, for (i) the repayment in full of the Subordinated Note referred to below, including accrued interest thereon, (ii) the redemption or purchase of all of the Existing Senior Notes, including the payment of accrued interest thereon; (iii) the payment of the Special Distribution, (iv) the Closing Equity Contribution, and (v) the payment of certain transactional expenses; and

WHEREAS, the parties desire to amend and restate the Credit Agreement in its entirety by this Agreement;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Holdings, Borrower, Lenders and Administrative Agent agree as follows:

SECTION 1.

DEFINITIONS AND ACCOUNTING TERMS

1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” means Bank of America, N.A., in its capacity as Administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as Administrative Agent hereafter may designate by written notice to Borrower and Lenders.

“Administrative Agent-Related Persons” means Administrative Agent (including any successor agent), together with its Affiliates (including, in the case of Administrative Agent, the

Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Affiliate” means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, Borrower. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” means this Amended and Restated Credit Agreement, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.

“Applicable Amount” means a per annum rate equal to:

(a) with respect to Base Rate Loans, 1.00 percent;

(b) with respect to Offshore Rate Loans, 1.75 percent;

(c) with respect to the Commitment fee, 0.25 percent; and

(d) with respect to standby Letters of Credit, 1.25 percent.

“Arranger” means Banc of America Securities LLC, in its capacity as sole arranger and sole book manager.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel.

“Audited Financial Statements” means the audited consolidated balance sheet of Borrower and its Subsidiaries for the fiscal year ended September 28, 2003 and the related consolidated statements of income and cash flows for such fiscal year of Borrower.

“Bank of America” means Bank of America, N.A.

“Base Rate” means a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime” or “reference rate.” Such rate is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specific in the public announcement of such change.

“Base Rate Loan” means a Loan which bears interest based on the Base Rate.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular

“person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time or upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Borrower” has the meaning set forth in the introductory paragraph hereto.

“Borrower Party” means, (a) upon the Closing Date, Holdings, Borrower, Development, and Santee, and (b) thereafter, such Persons and each other current or future Guarantor, and each other Person other than Lenders and any Affiliates of Lenders, Administrative Agent, and Issuing Lender from time to time party to a Loan Document, provided that (i) following the Disposition of any Subsidiary of the Borrower in a transaction not prohibited by this Agreement, such Subsidiary shall no longer be considered to be a Borrower Party, and (ii) following any Qualified Santee Sale, Santee shall no longer be considered to be a Borrower Party.

“Borrowing” and “Borrow” each mean, a borrowing hereunder consisting of Loans of the same type made on the same day and, other than in the case of Base Rate Loans, having the same Interest Period.

“Borrowing Date” means the date that a Loan is made, which shall be a Business Day.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of California and, if such day relates to any Offshore Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the offshore Dollar interbank market.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Holdings and its Subsidiaries taken as a whole to any “person” or “group” of persons (as such terms are used in Section 13(d)(3) of the Exchange Act) other than either La Cadena Investments or any La Cadena Successor;

(2)	the adoption of a plan relating to the liquidation or dissolution of Holdings;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as defined above), other than either La Cadena Investments or any La Cadena Successor, becomes the Beneficial Owner, directly or indirectly, or more than 50% of the Voting Stock of Holdings, measured by voting power rather than number of shares;

(4)	the first day on which a majority of the members of the Board of Directors of Holdings are not Continuing Directors;

(5)	Holdings consolidates with, merges with or into, any Person, or any Person consolidates with, or merges with or into, Holdings, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Holdings or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where all or a portion of the Voting Stock of Holdings outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance); or

(6)	at any time prior to the date that a La Cadena Successor is the Beneficial Owner of more than 50% of the Voting Stock of Holdings, Permitted Holders shall cease to (A) have the power to vote the majority of the Capital Stock of La Cadena Investments, (B) be the Beneficial Owner of at least 35% of the equity interests in La Cadena Investments, or (C) be the Beneficial Owner of a higher percentage of the equity interests in La Cadena Investments than any other “person” or “group” of persons (as such terms are used in Section 13(d)(3) of the Exchange Act); or

(7)	Holdings at any time ceases to own 100% of the outstanding Voting Stock in Borrower.

“Closing Date” means the date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01.

“Closing Equity Contribution” means the contribution by Holdings to Borrower on the Closing Date of $135,000,000 from the net proceeds of the issuance of the Senior Notes as additional equity capital.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Combined Commitments” has the meaning set forth in the definition of “Commitment.”

“Commitment” means, for each Lender, the obligation of such Lender to make Loans and to participate in the issuance of Letters of Credit issued by the Issuing Lender, in each case in an aggregate principal amount not exceeding the amount set forth opposite such Lender’s name on Schedule 2.01 as such Lender’s Commitment at any one time outstanding, as such amount may be reduced or adjusted from time to time in accordance with this Agreement (collectively, the “Combined Commitments”). The principal amount of the Combined Commitments may hereafter be increased in accordance with the provisions of Section 2.11.

“Compliance Certificate” means a certificate in the form of Exhibit A, properly completed and signed by a Responsible Officer of Borrower.

“Consolidated EBITDA” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) Consolidated Net Income, plus (b) Consolidated Interest Charges deducted in determining such Consolidated Net Income plus (c) the amount of taxes, based on or measured by income (including without limitation, any

Permitted Tax Distributions made during the relevant period in respect of the tax attributes of Borrower and its Subsidiaries), used or included in the determination of such Consolidated Net Income, plus (d) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income, and excluding, to the extent not excluded in clauses (a) – (d) above, any extraordinary gains that were included in Consolidated Net Income.

“Consolidated Interest Charges” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, fees, charges and related expenses payable by Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP and (b) the portion of rent payable by Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Net Income” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the net income of Borrower and its Subsidiaries from continuing operations after extraordinary items (excluding gains or losses from Dispositions of assets) for that period.

“Consolidated Net Worth” means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, Shareholders’ Equity of Borrower and its Subsidiaries on that date.

“Continuation” and “Continue” mean, with respect to any Offshore Rate Loan, the continuation of such Offshore Rate Loan as an Offshore Rate Loan on the last day of the Interest Period for such Loan.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Holdings who:

(1) was a member of such Board of Directors on the Closing Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Conversion” and “Convert” mean, with respect to any Loan, the conversion of such Loan from or into another type of Loan.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect affecting the rights of creditors generally.

“Default” means any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the Base Rate plus the Applicable Amount, if any, applicable to Base Rate Loans plus 2% per annum, to the fullest extent permitted by applicable Laws; provided, however, that with respect to an Offshore Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Amount) otherwise applicable to such Loan plus 2% per annum.

“Designated Deposit Account” means a deposit account to be maintained by Borrower with Bank of America, as from time to time designated by Borrower by written notification to Administrative Agent.

“Development” means Stater Bros. Development, Inc., a California corporation that is a Wholly-Owned Subsidiary of Holdings.

“Disposition” or “Dispose” means the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal with or without recourse of any notes or accounts receivable or any rights and claims associated therewith. For the avoidance of doubt, the issuance by Borrower, its Subsidiaries or Development of a quit-claim deed, bill of sale or other documentation confirming the prime-lessor’s ownership of a supermarket building upon completion of construction thereof shall not be considered to be a “Disposition.”

“Dollar” and “$” means lawful money of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, any Subsidiary of such Person incorporated in a jurisdiction of the United States of America.

“Eligible Assignee” means (a) a financial institution organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States; (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Lender, (ii) a Subsidiary of a Person of which a Lender is a Subsidiary, or (iii) a Person of which a Lender is a Subsidiary; and (d) another Lender.

“Environmental Laws” means all foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to environmental, health, safety and land use matters applicable to any property.

“ERISA” means the Employee Retirement Income Security Act of 1974 and any regulations issued pursuant thereto, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Sections 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Offshore Rate for each outstanding Offshore Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” means any of the events specified in Section 9.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Existing Credit Agreement” has the meaning set forth in the recitals to this Agreement.

“Existing Letter of Credit” means each Letter of Credit (as defined in the Existing Credit Agreement) outstanding on the Closing Date that has not expired or been cancelled as of the Closing Date.

“Existing Senior Notes” means the 10¾% Senior Notes due 2006 issued by Holdings the aggregate principal amount of which is approximately $449,750,000 immediately prior to the Closing.

“Extension of Credit” means (a) the Borrowing of Loans, (b) the Conversion or Continuation of any Loans, (c) the issuance of any Letter of Credit, or (d) any Letter of Credit Action which has the effect of increasing the amount of any Letter of Credit, extending the maturity of any Letter of Credit or making any material modification to any Letter of Credit or the reimbursement of drawings thereunder (collectively, the “Extensions of Credit”).

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by Administrative Agent.

“Financial Plan” has the meaning set forth in Section 6.01(d).

“GAAP” means, as of any date of determination, generally accepted accounting principles and practices in effect as of such date in respect of a business conducting a business the same as or similar to that of Borrower, including, without limitation, those set forth in applicable bulletins, opinions, pronouncements, statements and interpretations issued by the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standard Board, consistently applied.

“Governmental Authority” means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, central bank or public body, or (c) any court, administrative tribunal or public utility.

“Guaranties” means, collectively, the Guaranties of the Obligations executed on the Closing Date by Holdings, Development, and Santee, and each other Guaranty of the Obligations which is hereafter executed by any Material Subsidiary of Holdings or the Borrower pursuant to Section 6.14.

“Guarantor” means, (a) on the Closing Date, Holdings, Development, Santee, and each of the other Subsidiaries of Holdings and Borrower, and (b) each other Material Subsidiary of Holdings or Borrower that hereafter becomes a party to a Guaranty pursuant to Section 6.14; in each of cases (a) and (b), until such Person is released from its Guaranty pursuant to the terms of this Agreement.

“Guaranty Obligation” means, as to any Person, without duplication, any (a) guaranty by that Person of Indebtedness of, or other obligation payable or performable by, any other Person or (b) assurance, agreement, letter of responsibility, letter of awareness, undertaking or arrangement given by that Person to an obligee of any other Person with respect to the payment or performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any “keep-well” or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, covered by such Guaranty Obligation, without duplication, or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.

“Holdings” means Stater Bros. Holdings Inc., a Delaware corporation.

“Holdings Consolidated Net Income” means, for any period, for Holdings and its Subsidiaries on a consolidated basis, the net income of Holdings and its Subsidiaries from continuing operations after extraordinary items for that period.

“Indebtedness” means as to any Person at a particular time:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(b) any direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations under any Swap Contract in an amount equal to (i) if such Swap Contract has been closed out, the termination value thereof, or (ii) if such Swap Contract has not been closed out, the mark-to-market value thereof determined on the basis of readily available quotations provided by any recognized dealer in such Swap Contract;

(d) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, but excluding trade and other accounts payable in the ordinary course of business in accordance with customary trade terms, and which are not overdue for a period of more than 60 days;

(e) lease obligations under capital leases or Synthetic Lease Obligations; and

(f) all Guaranty Obligations of such Person, without duplication, in respect of any of the foregoing;

provided, however, that the “Indebtedness” of Holdings and its Subsidiaries shall not include (1) any payment, account, credit, award or other obligation pursuant to the Phantom Stock Plan, or (2) payables incurred in connection with the Borrower’s new distribution facilities in San Bernardino, California as described in the final offering memorandum dated June 9, 2004 relating to the Senior Notes.

For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person except for customary exceptions acceptable to the Requisite Lenders.

“Indemnified Liabilities” has the meaning set forth in Section 11.13.

“Interest Payment Date” means, (a) as to any Base Rate Loan, the first Business Day of each calendar month; (b) as to any Offshore Rate Loan, the first Business Day of each calendar month, the last day of the relevant Interest Period and any date that such Loan is prepaid in whole or in part; and (c) as to all Loans, the Maturity Date or any earlier date upon which the Combined Commitments are terminated in accordance with the terms of this Agreement; provided, further, that interest accruing at the Default Rate shall be payable from time to time at any time upon demand of Administrative Agent.

“Interest Period” means, for each Offshore Rate Loan, (a) initially, the period commencing on the date such Offshore Rate Loan is disbursed, Continued as, or Converted into, an Offshore Rate Loan and (b) thereafter, the period commencing on the last day of the preceding Interest Period, and ending, in each case, on the earlier of (y) one, two, three or six months thereafter or (z) the Maturity Date, as requested by Borrower; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) unless Administrative Agent otherwise consents, there may not be more than five Interest Periods in effect at any time.

“Investment” means, as to any Person, any acquisition or any investment by such Person, whether by means of the purchase or other acquisition of stock or other securities of any other Person or by means of a loan, creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person, including any partnership and joint venture interests in such other Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment. For the avoidance of doubt, the issuance by Borrower, its Subsidiaries or Development of a quit-claim deed, bill of sale or other documentation confirming the prime-lessor’s ownership of a supermarket building upon completion of construction thereof shall not be considered to be an “Investment.”

“IRS” means the Internal Revenue Service.

“Issuing Lender” means Bank of America, or any successor issuing lender hereunder.

“La Cadena” means La Cadena Investments, a California general partnership.

“La Cadena Successor” means a partnership or limited liability company other than La Cadena with respect to which (a) a Permitted Holder is a general partner or managing member, (b) Permitted Holders have the power to vote the majority of the equity interests, (c) Permitted Holders are the Beneficial Owners of at least 35% of the equity interests therein, and (d) Permitted Holders are the Beneficial Owners of a higher percentage of the equity interests than any other “person” or “group of persons” (as such terms are used in Section 13(d) of the Exchange Act).

“Laws” or “Law” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including without limitation the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, in each case whether or not having the force of law.

“Lender” means each lender from time to time party hereto and Issuing Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such on Schedule 11.02, or such other office or offices as such Lender may from time to time notify Borrower and Administrative Agent.

“Letters of Credit” means any letters of credit issued or outstanding hereunder.

“Letter of Credit Action” means the issuance, supplement, amendment, renewal, extension, modification or other action relating to a Letter of Credit.

“Letter of Credit Application” means an application for a Letter of Credit Action as shall at any time be in use by Issuing Lender.

“Letter of Credit Cash Collateral Account” means a blocked deposit account at Bank of America with respect to which Borrower hereby grants a security interest in such account to Administrative Agent for and on behalf of Lenders as security for Letter of Credit Usage and with respect to which Borrower agrees to execute and deliver from time to time such documentation as Administrative Agent may reasonably request to further assure and confirm such security interest.

“Letter of Credit Usage” means, as at any date of determination, the aggregate undrawn face amount of outstanding Letters of Credit plus the aggregate amount of all drawings under the Letters of Credit honored by Issuing Lender and not reimbursed to Issuing Lender by Borrower or converted into Loans.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement (in the nature of compensating balances, cash collateral accounts or security interests), encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing), including the interest of a purchaser of accounts receivable.

“Loan” means any advance made by any Lender to Borrower as provided in Section 2 (collectively, the “Loans”).

“Loan Documents” means this Agreement, the Guaranties, and any Note, certificate, fee letter, and other instrument, document or agreement from time to time delivered in connection with this Agreement.

“Material Adverse Effect” means any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Loan Document, (b) is or could reasonably be expected to be material and adverse to the condition (financial or otherwise), business, assets, operations or prospects of Holdings, the Borrower, or the Borrower Parties, taken as a whole, or (c) materially impairs or could reasonably be expected to materially impair the ability of any Borrower Party to perform the Obligations.

“Material Subsidiary” means each Subsidiary of the Holdings or Borrower which at any time has assets having an aggregate fair market value, as reasonably determined by Holdings or Borrower, which is in excess of $10,000,000.

“Maturity Date” means May 31, 2007.

“Minimum Amount” means, with respect to each of the following actions, the minimum amount and any multiples in excess thereof set forth opposite such action:

Type of Action	Minimum Amount	Multiples in excess thereof
Borrowing of, prepayment of, or Conversion into, Base Rate Loans	$100,000	$500,000
Borrowing of, prepayment of, Continuation of, or Conversion into, Offshore Rate Loans	$5,000,000	$1,000,000
Reduction in Commitments and Letter of Credit Sublimit	$1,000,000	$500,000
Assignments	$1,000,000	N.A.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA.

“Negative Pledge” means a Contractual Obligation that restricts Liens on property.

“Note” means a promissory note made by Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Notice of Assignment and Acceptance” means a Notice of Assignment and Acceptance substantially in the form of Exhibit C.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Borrower Party arising under any Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrues after the commencement of any proceeding under any Debtor Relief Laws by or against any Borrower Party or any Subsidiary of any Borrower Party .

“Offshore Base Rate” has the meaning set forth in the definition of Offshore Rate.

“Offshore Rate” means for any Interest Period with respect to any Offshore Rate Loan, a rate per annum determined by Administrative Agent pursuant to the following formula:

Offshore Rate =                     Offshore Base Rate

1.00 - Eurodollar Reserve Percentage

Where,

“Offshore Base Rate” means, for such Interest Period:

(a) the rate per annum (carried out to the fifth decimal place) equal to the rate determined by Administrative Agent to be the offered rate that appears on the page of the Telerate Screen that displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3750) for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b) in the event the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum (carried to the fifth decimal place) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c) in the event the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by Administrative Agent as the rate of interest at which dollar deposits (for delivery on the first day of such Interest Period) in same day funds in the approximate amount of the applicable Offshore Rate Loan and with a term equivalent to such Interest Period would be offered by its London Branch to major banks in the offshore dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“Offshore Rate Loan” means a Loan bearing interest based on the Offshore Rate.

“Ordinary Course Dispositions” means:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of cash, cash equivalents, inventory and other property in the ordinary course of business, other than stores and any inventory or other property Disposed of in connection with the Disposition of any stores; and

(c) Dispositions of assets or property by any Subsidiary of Borrower to Borrower or another Wholly-Owned Subsidiary of Borrower;

provided, however, that no such Disposition shall be for less than the fair market value of the property being disposed of.

“Ordinary Course Indebtedness” means:

(a) Indebtedness under the Loan Documents;

(b) intercompany Guaranty Obligations of Borrower or any of its Subsidiaries guarantying Indebtedness otherwise permitted hereunder of Borrower or any Wholly-Owned Subsidiary of Borrower; and

(c) Indebtedness arising from the honoring of a check, draft or similar instrument against insufficient funds.

“Ordinary Course Investments” means:

(a) Investments consisting of cash and cash equivalents;

(b) Investments of Borrower in any of its Subsidiaries and Investments of any Subsidiary of Borrower in Borrower or another Subsidiary of Borrower;

(c) Investments consisting of or evidencing the extension of credit to customers or suppliers of Borrower and its Subsidiaries in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof; and

(d) Investments consisting of Guaranty Obligations permitted by Section 7.01.

“Ordinary Course Liens” means:

(a) Liens pursuant to any Loan Document;

(b) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than

30 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(d) pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation;

(e) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f) Liens on deposits made in the ordinary course of business; Liens in favor of collecting banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of Borrower or any Subsidiary on deposit with or in possession of such banks;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of any Person;

(h) Liens arising from filing UCC financing statements relating solely to leases permitted by this Agreement; and

(i) attachment, judgment or other similar Liens arising in connection with litigation or other legal proceedings (and not otherwise a Default hereunder) in the ordinary course of business that is currently being contested in good faith by appropriate proceedings, adequate reserves have been set aside and no material Property is subject to a material risk of loss or forfeiture and the claims in respect of such Liens are fully covered by insurance (subject to ordinary and customary deductibles).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the articles of formation and operating agreement; and (c) with respect to any partnership, joint venture or other form of business entity, the partnership agreement and any agreement, filing or notice with respect thereto filed with the secretary of state of the state of its formation, in each case as amended from time to time.

“Outstanding Obligations” means, as of any date, and giving effect to making any Extensions of Credit requested on such date and all payments, repayments and prepayments made on such date, the sum of (a) the aggregate outstanding principal amount of all Loans, and (b) all Letter of Credit Usage.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto established under ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliates or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Permitted Tax Distributions” means, for or in respect of any fiscal year or other tax period of the Borrower (each a “Tax Period”), a distribution by the Borrower to Holdings, in an amount equal to the product of (x) the amount of taxable income or gain of Borrower for such Tax Period multiplied by (y) the Tax Rate with respect to each such amount.

“Permitted Workers Compensation Letters of Credit” means standby Letters of Credit issued to secure workers’ compensation and other insurance coverages for Borrower and its Subsidiaries not to exceed the minimum amount required by Holdings’, Borrowers’, or any of Borrower’s Subsidiaries’ insurance carriers or applicable regulatory agencies.

“Person” means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture, Governmental Authority, or otherwise.

“Phantom Stock Plan” means, collectively, the Stater Bros. Holdings Inc. Phantom Stock Plan effective as of June 27, 2000 and any related documents or instruments executed or to be executed in connection therewith (including, without limitation, any Phantom Stock Award Agreement thereunder), in each case as amended, modified, renewed, or replaced from time with the exception of any amendment, modification, renewal or replacement that would expand the definition of “Eligible Employee” thereunder to include any shareholder of Holdings or any partner in La Cadena.

“Plan” means any employee benefit plan maintained or contributed to by a Borrower Party or by any trade or business (whether or not incorporated) under common control with a Borrower Party as defined in Section 4001(b) of ERISA and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

“Pro Rata Share” means, with respect to each Lender, the percentage of the combined Commitments set forth opposite the name of that Lender on Schedule 2.01.

“Qualified Santee Sale” means (a) the sale by Borrower of not less than 20% of the equity securities in Santee to a Person that is not an Affiliate of Holdings, (b) the issuance by Santee of additional equity securities to a Person that is not an Affiliate of Holdings which constitute not less than 20% of the outstanding equity securities of Santee, or (c) a combination of related transactions described in (a) and (b) above which results in a Person that is not an Affiliate of Holdings owning 20% or more of the outstanding equity securities of Santee.

“Quarterly Payment Date” means the last Business Day of each March, June, September and December and the Maturity Date.

“Reportable Event” means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, a withdrawal from a Plan described in Section 4063 of ERISA, or a cessation of operations described in Section 4062(e) of ERISA.

“Request for Extension of Credit” means a written request substantially in the form of Exhibit D duly completed and signed by a Responsible Officer, or a telephonic request followed by such a written request, in each case delivered to Administrative Agent by Requisite Notice. In the case of a request for a new or amended Letter of Credit, the written Letter of Credit Application shall be deemed to be the Request for Extension of Credit.

“Requisite Lenders” means (a) as of any date of determination if the Commitments are then in effect, Lenders having in the aggregate 66 2/3% or more of the combined Commitments then in effect and (b) as of any date of determination if the Commitments have then been terminated and there are Loans and/or Letter of Credit Usage outstanding, Lenders holding Loans and Letter of Credit Usage aggregating 66 2/3% or more of the aggregate outstanding principal amount of the Loans and Letter of Credit Usage.

“Requisite Notice” means, unless otherwise provided herein, (a) irrevocable written notice to the intended recipient or (b) except with respect to Letter of Credit actions (which must be in writing), irrevocable telephonic notice to the intended recipient, promptly followed by a written notice to such recipient. Such notices shall be (i) delivered to such recipient at the address or telephone number specified on Schedule 11.02 or as otherwise designated by such recipient by Requisite Notice to each other party hereto, and (ii) if made by any Borrower Party, given or made by a Responsible Officer of such Borrower Party. Any written notice delivered in connection with any Loan Document shall be in the form, if any, prescribed in the applicable Section hereof or thereof and may be delivered as provided in Section 11.02. Any notice sent by other than hardcopy shall be promptly confirmed by a telephone call to the recipient and, if requested by Administrative Agent, by a manually-signed hardcopy thereof.

“Requisite Time” means, with respect to any of the actions listed below, the time and date set forth below opposite such action (all times are local time (standard or daylight) as observed in the State of California):

Type of Action	Time	Date of Action
Delivery of Request for Extension of Credit for, or notice for:

• Borrowing of, prepayment of, or Conversion into, Base Rate Loans	8:30 a.m.	Same date as such Borrowing, prepayment or Conversion

• Borrowing of, prepayment of, Continuation of, or Conversion into, Offshore Rate Loans	10:00 a.m.	3 Business Days prior to such Borrowing, prepayment or Conversion

• Letter of Credit action	10:00 a.m.	5 Business Days prior to such action

• Voluntary reduction in or termination of Commitments	10:00 a.m.	2 Business Days prior to such reduction or termination

Payments by Lenders or Borrower to Administrative Agent	11:00 a.m.	On date payment is due

“Responsible Officer” means the president, chief financial officer, secretary, treasurer or assistant treasurer of a Borrower Party. Any document or certificate hereunder that is signed by a Responsible Officer of a Borrower Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower Party.

“Restricted Payment” means:

(a) the declaration or payment of any dividend or distribution by Holdings or any of its Subsidiaries, either in cash or property, on any shares of the capital stock of any class of Holdings or any of its Subsidiaries (except dividends or other distributions payable solely in shares of capital stock of Holdings or any of its Subsidiaries and dividends or other distributions payable (including dividends payable in cash) by a Subsidiary to Holdings or another Wholly-Owned Subsidiary of Holdings that is a Domestic Subsidiary);

(b) the purchase, redemption or retirement by Holdings or any of its Subsidiaries of any shares of any class of the capital stock of Holdings or any of its Subsidiaries of any class or any warrants, rights or options to purchase or acquire any shares of any class of the capital stock of Holdings or any of its Subsidiaries whether directly or indirectly;

(c) any other payment or distribution by Holdings or any of its Subsidiaries in respect of any class of capital stock of Holdings or any of its Subsidiaries, either directly or indirectly (except dividends or other distributions payable solely in shares of capital stock of Holdings or any of its Subsidiaries and dividends or other distributions payable (including dividends payable in cash) by a Subsidiary to Holdings or another Wholly-Owned Subsidiary of Holdings that is a Domestic Subsidiary);

(d) any Investment other than an Investment otherwise permitted under any Loan Document; and

(e) the prepayment, repayment, redemption, defeasance or other acquisition or retirement for value prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment of any of the Senior Notes;

provided however that any payment, account, credit, award or other obligations pursuant to the Phantom Stock Plan shall not be considered to be a “Restricted Payment.”

“Santee” means Santee Dairies, Inc., a California corporation.

“Santee Credit Facility” means the credit facility governed by that certain Credit Agreement, dated on or about December 22, 1999 by and among Santee and Bank of America, N.A., as agent including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time, including any such amendment, restatement, modification, renewal, refunding, replacement, or refinancing facility that alters the maturity thereof.

“Santee Note” means that certain 5 1/4% note due March 31, 1999 in an aggregate principal amount of $55,000,000 owed by Santee to Borrower.

“Senior Note Indenture” means the indenture pursuant to which the Senior Notes are issued, as such indenture may be amended from time to time to the extent permitted under Section 8.05(a).

“Senior Note Documents” means, collectively, (a) the Senior Note Indenture and (b) each guarantee thereof executed by any Subsidiary of Holdings.

“Senior Notes” means, collectively, Holdings’ $525,000,000 aggregate principal amount of 8.125% fixed rate Senior Notes due 2012 and Holdings’ $175,000,000 aggregate principal amount of Floating Rate Notes due 2010.

“Shareholders’ Equity” means, as of any date of determination for Borrower and its Subsidiaries on a consolidated basis, shareholders’ equity as of that date determined in accordance with GAAP.

“Special Distribution” means a dividend made by Holdings to La Cadena from the proceeds of the Senior Notes, substantially concurrently with the issuance of the Senior Notes, in an amount not to exceed $45,000,000.

“Subordinated Note” means the $20,000,000 subordinated note dated January 22, 2002 due March 31, 2007 issued by Holdings to H. Harrison Lightfoot.

“Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, or (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any other master agreement (any such master agreement, together with any related schedules, as amended, restated, extended, supplemented or otherwise modified in writing from time to time, a “Master Agreement”), including but not limited to any such obligations or liabilities under any Master Agreement.

“Synthetic Lease Obligations” means all monetary obligations of a Person under any agreement for the use or possession of property creating obligations which are considered indebtedness for borrowed money for tax purposes, but are classified as an operating lease under GAAP; but in any case excluding any obligations that are liabilities of such Person as lessee under any operating lease so long as the terms of such operating lease do not require (a) any payment by or on behalf of such Person at termination of such operating lease pursuant to a required purchase by or on behalf of such Person of the property or assets subject to such operating lease, or (b) any arrangement pursuant to which such Person guarantees or otherwise assures any other Person of the value of the property or assets subject to such operating lease.

“Tax Rate” means, for or in respect of any Tax Period (as defined in the definition of “Permitted Tax Distribution”) and any item of income the combined United States federal and California state income tax rate applicable during such Tax Period to such item of income if included as taxable income by a corporation doing business in California.

“Total Assets” means, with respect to any Person, the aggregate of all assets of such Person and its Subsidiaries as would be shown on the balance sheet of such Person prepared in accordance with GAAP.

“to the best knowledge of” means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by such Person (or, in the case of a Person other than a natural Person, known by any officer of such Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by such Person (or, in the case of a Person other than a natural Person, would have been known by an officer of such Person).

“Transaction Costs” means the fees, costs and expenses payable by Holdings and the Borrower in connection with the transactions contemplated by the Loan Documents and the Senior Note Documents.

“type”, when used with respect to any Loan, means the designation of whether such Loan is a Base Rate Loan or an Offshore Rate Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Voting Stock” of any Person as of any date means the capital stock or other equity interests of such Person that is at the time entitled to vote in the election of the Board of Directors or other similar management body of such Person.

“Wholly-Owned Subsidiary” of any specified Person means any Subsidiary of such Person all the outstanding shares of capital stock (other than directors’ qualifying shares, if applicable) of which are owned directly by such Person or another Wholly-Owned Subsidiary of such Person, and with respect to Holdings, shall include Borrower so long as Holdings owns all of the outstanding shares of Voting Stock of Borrower.

1.02. Use of Certain Terms. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto or thereto, unless otherwise defined therein.

(a) As used herein, unless the context requires otherwise, the masculine, feminine and neuter genders and the singular and plural include one another.

(b) The words “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” when used herein is not intended to be exclusive and means “including, without limitation.” References herein to a Section, subsection or clause shall refer to the appropriate Section, subsection or clause in this Agreement.

(c) The term “or” is disjunctive; the term “and” is conjunctive. The term “shall” is mandatory; the term “may” is permissive. Masculine terms also apply to females; feminine terms also apply to males. The term “including” is by way of example and not limitation.

1.03. Accounting Terms. Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Borrower to Lenders pursuant to Section 6.01 shall be prepared in accordance with GAAP as in effect at the time of such preparation. Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with GAAP as in effect at the time of the preparation of the financial statement on which such calculations are based. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, and either Borrower or Requisite Lenders shall so request, Administrative Agent, Requisite Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to reflect such change in GAAP (subject to the approval of Requisite Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Administrative Agent and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04. Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

1.05. Exhibits and Schedules. All exhibits and schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

1.06. References to Agreements, Exhibits and Laws. Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall include all amendments and other modifications thereto (unless prohibited by any Loan Document), and (b) references to any statute or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

SECTION 2.

THE COMMITMENTS AND EXTENSIONS OF CREDIT

2.01. Loans.

(a) Subject to the terms and conditions set forth in this Agreement, including without limitation clause (d) of this Section, each Lender severally agrees to make, Convert and Continue Loans until the Maturity Date (or any earlier date upon which the Combined Commitments are terminated in accordance with the terms of this Agreement) as Borrower may from time to time request; provided, however, that (i) the aggregate outstanding principal amount of all Loans of such Lender plus such Lenders’ Pro Rata Share of the Letter of Credit Usage shall not exceed such Lender’s Commitment, and (ii) the aggregate outstanding principal amount of all Loans of all Lenders plus the Letter of Credit Usage shall not exceed the Combined Commitments at any time. Subject to the foregoing and the other terms and conditions hereof, Borrower may borrow, Convert, Continue, prepay and reborrow Loans as set forth herein without premium or penalty.

(b) Loans made by each Lender shall be evidenced by one or more loan accounts or records maintained by such Lender in the ordinary course of business. Upon the request of any Lender made through Administrative Agent, such Lender’s Loans may be evidenced by one or more Notes, instead of or in addition to loan accounts. Each such Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto. Such loan accounts, records or Notes shall be conclusive absent manifest error of the amount of such Loans and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower to pay any amount owing with respect to the Loans.

(c) Borrower may use proceeds of Loans for any working capital or general corporate purpose of Borrower not prohibited by this Agreement or the other Loan Documents.

(d) Anything contained in this Agreement to the contrary notwithstanding, the Loans and the Combined Commitments shall be subject to the following limitations:

(i) for ten consecutive days during the period of (x) July 1, 2004 through December 31, 2004, (y) January 1, 2005 through June 30, 2005, and (z) each successive six month period thereafter, there shall be no Loans outstanding (although Letters of Credit may continue to be outstanding during such periods); and

(ii) all of the Outstanding Obligations on the last day of each fiscal month (whether for Loans or Letters of Credit) shall not exceed an amount equal to 45% (or, if the Combined Commitments are then equal to $100,000,000, 50%) of the aggregate book value of the inventory of Borrower and its Subsidiaries on such day, measured on a consolidated basis, using the first-in, first out method, in accordance with GAAP.

2.02. Borrowings, Conversions and Continuations of Loans.

(a) Borrower may irrevocably request a Borrowing, Conversion or Continuation of Loans in a Minimum Amount therefor by delivering a Request for Extension of Credit therefor by Requisite Notice to Administrative Agent not later than the Requisite Time therefor. All Borrowings, Conversions and Continuations shall constitute Base Rate Loans unless properly and timely otherwise designated as set forth in the prior sentence.

(b) Following receipt of a Request for Extension of Credit, Administrative Agent shall promptly notify each Lender of its Pro Rata Share thereof by Requisite Notice. In the case of a Borrowing of Loans, each Lender shall make the funds for its Loan available to Administrative Agent at Administrative Agent’s Office not later than the Requisite Time therefor on the Business Day specified in such Request for Extension of Credit. Upon satisfaction of the applicable conditions set forth in Section 4, all funds so received shall be made available to Borrower in like funds received.

(c) Administrative Agent shall promptly notify Borrower and Lenders of the interest rate applicable to any Loan other than a Base Rate Loan upon determination of same.

(d) Except as otherwise provided herein, an Offshore Rate Loan may be Continued or Converted only on the last day of the Interest Period for such Offshore Rate Loan. No Loans may be requested as, Converted into or Continued as Offshore Rate Loans during the existence of a Default or Event of Default. During the existence of a Default or Event of Default, the Requisite Lenders may demand that any or all of the then outstanding Offshore Rate Loans be Converted immediately into Base Rate Loans. Such Conversion shall be effective upon notice to Borrower and shall continue so long as such Default or Event of Default continues to exist.

(e) If a Loan is to be made on the same date that another Loan is due and payable, Borrower or Lenders, as the case may be, shall make available to Administrative Agent the net amount of funds giving effect to both such Loans and the effect for purposes of this Agreement shall be the same as if separate transfers of funds had been made with respect to each such Loan.

(f) The failure of any Lender to make any Loan on any date shall not relieve any other Lender of any obligation to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to so make its Loan.

2.03. Letters of Credit.

(a) Letters of Credit. Subject to the terms and conditions hereof, at any time and from time to time from the Closing Date through the Maturity Date (or such earlier date upon which the Combined Commitments are terminated in accordance with the terms of this Agreement), the Issuing Lender shall take such Letter of Credit Actions as Borrower may request; provided, however, that the Issuing Lender shall not be obligated to take any Letter of Credit Action with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such Letter of Credit Action, the aggregate outstanding principal amount of all Loans plus the Letter of Credit Usage would exceed the Combined Commitments or if the requested Letter of Credit would result in a violation of the limitations expressed in Section 2.01(c)(ii). Each Letter of Credit Action shall be in a form acceptable to Issuing Lender and shall not violate any policies of Issuing Lender. Standby Letters of Credit shall be issued only for the purpose of (i) securing workers’ compensation and other insurance coverages for Borrower and its Subsidiaries in an amount not at any time to exceed the minimum amount required by Holdings’, Borrower’s, or any of Borrower’s Subsidiaries’ insurance carriers or applicable regulatory agencies and (ii) supporting obligations of Borrower and its Subsidiaries incurred in the construction of distribution centers, stores and related shopping centers (including without limitation a proposed $11,000,000 standby letter of credit supporting construction of Borrower’s proposed distribution center). Commercial Letters of Credit shall only be issued for the purpose of supporting the purchase of inventory by Borrower and its Subsidiaries. The obligation of the Issuing Lender to take any Letter of Credit Action and the obligation of the Lenders to participate in the Letter of Credit subject to such Letter of Credit Action shall be subject to the following limitations:

(i) The Letter of Credit Usage in respect of standby Letters of Credit issued to support obligations of Borrower and its Subsidiaries incurred in the construction of stores and related shopping centers shall not exceed $2,000,000;

(ii) The Letter of Credit Usage in respect of all Letters of Credit other than Permitted Workers Compensation Letters of Credit shall not exceed $16,000,000; and

(iii) No standby Letter of Credit shall expire more than 12 months after the issuance thereof. No commercial Letter of Credit shall expire more than 180 days after the issuance thereof. If any Letter of Credit Usage remains outstanding after the Maturity Date or any earlier date upon which the Combined Commitments are terminated in accordance with the terms of this Agreement, Borrower shall immediately deposit cash in an amount equal to such Letter of Credit Usage in a Letter of Credit Cash Collateral Account.

(b) Requesting Letter of Credit Actions. Borrower may irrevocably request a Letter of Credit Action by delivering a Letter of Credit Application therefor to Issuing Lender, with a copy to Administrative Agent (who shall notify Lenders), by Requisite Notice not later than the Requisite Time therefor. Unless Administrative Agent notifies Issuing Lender that such Letter of Credit Action is not permitted hereunder or Issuing Lender determines that such Letter of Credit Action is contrary to any Laws or policies of Issuing Lender or does not otherwise conform to the requirements of this Agreement, Issuing Lender shall effect such Letter of Credit Action. This Agreement shall control in the event of any conflict with any Letter of Credit Application. Upon the issuance of a Letter of Credit, each Lender shall be deemed to have purchased a pro rata participation in such Letter of Credit from Issuing Lender in an amount equal to that Lender’s Pro Rata Share.

(c) Reimbursement of Payments Under Letters of Credit. Borrower shall reimburse Issuing Lender through Administrative Agent for any payment that Issuing Lender makes under a Letter of Credit on or before the date of such payment; provided, however, that if the conditions precedent set forth in Section 4 can be satisfied, Borrower may request a Borrowing of Loans to reimburse Issuing Lender for such payment on or before the date thereof by complying with Section 2.02, or Borrower may allow a deemed Borrowing of Loans which are Base Rate Loans to take place on such payment date pursuant to subsection (e) below.

(d) Funding by Lenders When Issuing Lender Not Reimbursed. If Borrower fails to timely make the payment required pursuant to subsection (c) above, Issuing Lender shall notify Administrative Agent of such fact and the amount of such unreimbursed payment. Administrative Agent shall promptly notify each Lender of its Pro Rata Share of such amount by Requisite Notice. Each Lender shall make funds in an amount equal its Pro Rata Share of such amount available to Administrative Agent at Administrative Agent’s Office not later than the Requisite Time on the Business Day specified by Administrative Agent. The obligation of each Lender to so reimburse Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of Borrower to reimburse Issuing Lender for the amount of any payment made by Issuing Lender under any Letter of Credit, together with interest as provided herein.

(e) Nature of Lenders’ Funding. If the conditions precedent set forth in Section 4 can be satisfied (except for the giving of a Request for Extension of Credit) on the date Borrower is obligated to make, but fails to make, a reimbursement of a payment under a Letter of Credit, the funding by Lenders pursuant to subsection (d) above shall be deemed to be part of a Borrowing of Loans which are Base Rate Loans (without regard to the Minimum Amount therefor) requested by Borrower. If the conditions precedent set forth in Section 4 cannot be satisfied on the date Borrower is obligated to make, but fails to make, a reimbursement of a payment under a Letter of Credit, the funding by Lenders pursuant to subsection (d) above shall be deemed to be a funding by each Lender of its participation in such Letter of Credit, and such funds shall be payable by Borrower upon demand and shall bear interest at the Default Rate, and each Lender making such funding shall thereupon acquire a pro rata participation, to the extent of such reimbursement, in the claim of Issuing Lender against Borrower in respect of such payment and shall share, in accordance with that pro rata participation, in any payment made by Borrower with respect to such claim. If Administrative Agent or Issuing Lender is required at any time to return to Borrower, or to a trustee, receiver, liquidator, custodian, or any official under any proceeding under Debtor Relief Laws, any portion of the payments made by Borrower to Administrative Agent for the account of Issuing Lender pursuant to this subsection in reimbursement of a payment made under a Letter of Credit or interest or fee thereon, each Lender shall, on demand of Administrative Agent, forthwith return to Administrative Agent or Issuing Lender the amount of its Pro Rata Share of any amounts so returned by Administrative Agent or Issuing Lender plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to Administrative Agent or Issuing Lender, at a rate per annum equal to the daily Federal Funds Rate.

(f) Special Provisions Relating to Evergreen Letters of Credit. Borrower may request Letters of Credit that have automatic extension or renewal provisions (“evergreen” Letters of Credit) so long as Issuing Lender has the right to not permit any such extension or renewal at least annually within a notice period of not more than 60 days before the expiration of such Letter of Credit. Once an evergreen Letter of Credit is issued, unless Administrative Agent has notified Issuing Lender that all Lenders have elected not to permit such extension or renewal, the Borrower Parties, Administrative Agent and Lenders authorize (but may not require) Issuing Lender to, in its sole discretion, permit the renewal of such evergreen Letter of Credit at any time to a date not later than the Maturity Date, and, unless directed by Issuing Lender, Borrower shall not be required to request such extension or renewal. Notwithstanding the foregoing, Issuing Lender may, in its sole discretion elect not to permit an evergreen Letter of Credit to be extended or renewed at any time.

(g) Obligations Absolute. The obligation of Borrower to pay to Issuing Lender the amount of any payment made by Issuing Lender under any Letter of Credit shall be absolute, unconditional, and irrevocable. Without limiting the foregoing, Borrower’s obligation shall not be affected by any of the following circumstances:

(i) any lack of validity or enforceability of the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) any amendment or waiver of or any consent to departure from the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(iii) the existence of any claim, setoff, defense, or other rights which Borrower may have at any time against Issuing Lender, Administrative Agent or any Lender, any beneficiary of the Letter of Credit (or any persons or entities for whom any such beneficiary may be acting) or any other Person, whether in connection with the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, or any unrelated transactions;

(iv) any demand, statement, or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such document appeared to comply with the terms of the Letter of Credit;

(v) payment by Issuing Lender in good faith under the Letter of Credit against presentation of a draft or any accompanying document which does not strictly comply with the terms of the Letter of Credit; or any payment made by Issuing Lender under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Laws;

(vi) the existence, character, quality, quantity, condition, packing, value or delivery of any Property purported to be represented by documents presented in connection with any Letter of Credit or for any difference between any such Property and the character, quality, quantity, condition, or value of such Property as described in such documents;

(vii) the time, place, manner, order or contents of shipments or deliveries of Property as described in documents presented in connection with any Letter of Credit or the existence, nature and extent of any insurance relative thereto;

(viii) the solvency or financial responsibility of any party issuing any documents in connection with a Letter of Credit;

(ix) any failure or delay in notice of shipments or arrival of any Property;

(x) any error in the transmission of any message relating to a Letter of Credit not caused by Issuing Lender, or any delay or interruption in any such message;

(xi) any error, neglect or default of any correspondent of Issuing Lender in connection with a Letter of Credit;

(xii) any consequence arising from acts of God, wars, insurrections, civil unrest, disturbances, labor disputes, emergency conditions or other causes beyond the control of Issuing Lender;

(xiii) so long as Issuing Lender in good faith determines that the document appears to comply with the terms of the Letter of Credit, the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to Issuing Lender in connection with a Letter of Credit; and

(xiv) where Issuing Lender has acted in good faith and any other circumstances whatsoever.

In addition, Borrower will promptly examine a copy of each Letter of Credit and amendments thereto delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify Issuing Lender in writing. Borrower shall be conclusively deemed to have waived any such claim against Issuing Lender and its correspondents unless such notice is given as aforesaid.

(h) Role of Issuing Lender. Each Lender and Borrower Party agree that, in paying any drawing under a Letter of Credit, Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft and certificates expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. No Administrative Agent-Related Person nor any of the respective correspondents, participants or assignees of Issuing Lender shall be liable to any Lender for any action taken or omitted in connection herewith at the request or with the approval of Lenders or the Requisite Lenders, as applicable; any action taken or omitted in the absence of gross negligence or willful misconduct; or the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Administrative Agent-Related Person, nor any of the respective correspondents, participants or assignees of Issuing Lender, shall be liable or responsible for any of the matters described in subsection (g) above. In furtherance and not in limitation of the foregoing, Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(i) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the Issuing Lender and Borrower when a Letter of Credit is issued, performance under Letters of Credit by the Issuing Lender, its correspondents, and beneficiaries will be governed by (i) with respect to standby Letters of Credit, the rules of the “International Standby Practices 1998”

(ISP98) or such later revision as may be published by the International Chamber of Commerce (the “ICC”), and (ii) with respect to commercial Letters of Credit, the rules of the Uniform Customs and Practice for Documentary Credits, as published in its most recent version by the ICC on the date any commercial Letter of Credit is issued, and including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro).

(j) Standby Letter of Credit Fee. On each Quarterly Payment Date and on the Maturity Date (or on any earlier date upon which the Combined Commitments are terminated in accordance with the terms of this Agreement), Borrower shall pay to Administrative Agent in arrears, for the account of each Lender in accordance with its Pro Rata Share, a Letter of Credit fee equal to the Applicable Amount for Letters of Credit times the actual daily maximum amount available to be drawn under each standby Letter of Credit since the later of the Closing Date and the previous Quarterly Payment Date.

(k) Issuance Fee and Documentary and Processing Charges Payable to Issuing Lender. Concurrently with the issuance of each Letter of Credit, Borrower shall pay a letter of credit issuance fee to Issuing Lender, for the sole account of Issuing Lender, in an amount set forth in a letter agreement between Borrower and Issuing Lender and, in the case of each commercial Letter of Credit, a fee based on Issuing Lender’s standard schedule of fees for the issuance of commercial letters of credit as then in effect. In addition, Borrower shall pay directly to Issuing Lender for its sole account its customary documentary and processing charges in accordance with its standard schedule, as from time to time in effect, for any amendment, transfer, or other occurrence relating to a Letter of Credit. Such fee and charges are nonrefundable.

(l) Existing Letters of Credit. Each Existing Letter of Credit outstanding on the Closing Date shall be deemed to be a Letter of Credit hereunder and all unpaid reimbursement obligations owed in respect of amounts drawn on Existing Letters of Credit shall be reimbursement obligations hereunder.

2.04. Prepayments.

(a) Upon Requisite Notice to Administrative Agent not later than the Requisite Time therefor, Borrower may at any time and from time to time voluntarily prepay Loans in part in the Minimum Amount therefor or in full without premium or penalty. Administrative Agent will promptly notify each Lender thereof and of such Lender’s Pro Rata Share of such prepayment. Any prepayment of an Offshore Rate Loan shall be accompanied by all accrued interest thereon, together with the costs set forth in Section 3.05.

(b) If for any reason the aggregate outstanding principal amount of all Loans plus Letter of Credit Usage exceeds the Combined Commitments as in effect or as reduced, or to give effect to the limitations in Section 2.01(d) or because of any other limitation set forth in this Agreement or otherwise, Borrower shall immediately prepay Loans (and/or cash collateralize the Letters of Credit) in an aggregate amount equal to such excess.

2.05. Reduction or Termination of Commitments. Upon Requisite Notice to Administrative Agent not later than the Requisite Time therefor, Borrower may at any time and from time to time, without premium or penalty, permanently and irrevocably (a) reduce the Combined Commitments in a Minimum Amount therefor to an amount not less than the Outstanding Obligations, or (b) terminate the Commitments. Any such reduction or termination shall be accompanied by payment of all accrued and unpaid commitment fees with respect to the portion of the Combined Commitments being reduced or terminated. Administrative Agent shall promptly notify Lenders of any such request for reduction or termination of the Combined Commitments. Each Lender’s Commitment shall be reduced by an amount equal to such Lender’s Pro Rata Share times the amount of such reduction.

2.06. Principal and Interest.

(a) If not sooner paid, Borrower agrees to pay the outstanding principal amount of each Loan on the Maturity Date or upon any earlier date upon which the Combined Commitments are terminated in accordance with the terms of this Agreement.

(b) Subject to subsection (c) below, Borrower shall pay interest on the unpaid principal amount of each Loan (before and after default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Laws) from the date borrowed until paid in full (whether by acceleration or otherwise) on each applicable Interest Payment Date at a rate per annum equal to the interest rate determined in accordance with the definition of such type of Loan, plus, to the extent applicable in each case, the Applicable Amount.

(c) If any amount payable by any Borrower Party under any Loan Document is not paid when due (without regard to any applicable grace periods), it shall thereafter bear interest (after as well as before entry of judgment thereon to the extent permitted by law) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including, without limitation, interest on past due interest) shall be payable upon demand.

2.07. Fees.

(a) Commitment Fee. Borrower shall pay to Administrative Agent for the account of each Lender pro rata according to its Pro Rata Share, a Commitment fee equal to the Applicable Amount times the actual daily amount by which the Combined Commitments exceed the sum of the aggregate principal amount of outstanding Loans plus the Letter of Credit Usage in respect of standby Letters of Credit. The commitment fee shall accrue at all times from the Closing Date until the Maturity Date and shall be payable quarterly in arrears on each Quarterly Payment Date and on the Maturity Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Amount during any quarter, the average daily amount shall be computed and multiplied by the Applicable Amount separately for each period during such quarter that such Applicable Amount was in effect.

(b) Other Fees. On the dates set forth therein, Borrower shall pay to Administrative Agent certain administrative agency and letter of credit fees described in a fee letter of even date herewith between the Borrower and the Administrative Agent.

2.08. Computation of Interest and Fees. Computation of interest on Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” or “reference rate” shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Computation of all other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to Lenders than a method based on a year of 365 or 366 days. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

2.09. Making Payments.

(a) Except as otherwise provided herein, all payments by Borrower or any Lender shall be made to Administrative Agent at Administrative Agent’s Office not later than the Requisite Time for such type of payment. All payments received after such Requisite Time shall be deemed received on the next succeeding Business Day. All payments shall be made in immediately available funds in lawful money of the United States of America. All payments by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.

(b) Upon satisfaction of any applicable terms and conditions set forth herein, Administrative Agent shall promptly make any amounts received in accordance with the prior subsection available in like funds received as follows: (i) if payable to Borrower, by crediting the Designated Deposit Account, and (ii) if payable to any Lender, by wire transfer to such Lender at the address specified in Schedule 11.02.

(c) Subject to the definition of “Interest Period,” if any payment to be made by any Borrower Party shall come due on a day other than a Business Day, payment shall instead be considered due on the next succeeding Business Day, and such extension of time shall be reflected in computing interest and fees.

(d) Except as otherwise provided in Section 2.04(c) with respect to Borrower reimbursing drawings under Letters of Credit, unless Borrower or any Lender has notified Administrative Agent prior to the date any payment to be made by it is due, that it does not intend to remit such payment, Administrative Agent may, in its discretion, assume that Borrower or Lender, as the case may be, has timely remitted such payment and may, in its discretion and in reliance thereon, make available such payment to the Person entitled thereto. If such payment was not in fact remitted to Administrative Agent in immediately available funds, then:

(i) if Borrower failed to make such payment, each Lender shall forthwith on demand repay to Administrative Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from and including the date such amount was made available by Administrative Agent to such Lender to the date such amount is repaid to Administrative Agent at the Federal Funds Rate; and

(ii) if any Lender failed to make such payment, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such

Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent promptly shall notify Borrower, and Borrower shall pay such corresponding amount to Administrative Agent. Administrative Agent also shall be entitled to recover interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Administrative Agent to Borrower to the date such corresponding amount is recovered by Administrative Agent, (a) from such Lender at a rate per annum equal to the daily Federal Funds Rate. and (b) from Borrower, at a rate per annum equal to the interest rate applicable to such Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitments or to prejudice any rights which Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.10. Funding Sources. Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.11. Increases to the Combined Commitments.

(a) Provided there exists no Default or Event of Default, upon notice to Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time request an increase in the Combined Commitments by an amount (for all such requests) not exceeding $25,000,000; provided that any such request for an increase shall be in a minimum amount of $5,000,000. At the time of sending such notice, the Borrower (in consultation with Administrative Agent) shall specify:

(i) the amount of any upfront fees payable in connection with such increased Commitments (which fees may be variable depending on the amount of the Commitment offered by a prospective Lender);

(ii) the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b) Each Lender shall notify Administrative Agent within the specified time period whether or not it agrees to assume a portion of the proposed increase. Any Lender not responding within such time period shall be deemed to have declined to assume a portion of the increase, and no Lender shall be obligated to subscribe for any increase to its Commitment.

(c) Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. If the existing Lenders do not subscribe to the full amount of the requested increase, to achieve the full amount of a requested increase and subject to the approval of Administrative Agent and the Issuing Lender (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to Administrative Agent and its counsel.

(d) If the Combined Commitments are increased in accordance with this Section, Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e) As a condition precedent to such increase, the Borrower shall:

(i) deliver to Administrative Agent a certificate of Borrower and each Guarantor dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer thereof (A) certifying and attaching the resolutions adopted by such party approving or consenting to such increase, and (B) in the case of the Borrower, certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in the Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (2) no Default or Event of Default exists;

(ii) if at the time of any increase to the Combined Commitments more than one Lender is a party to this Agreement, prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with any revised Pro Rata Shares of the Lenders arising from any nonratable increase in the Commitments of the Lenders under this Section;

(iii) deliver such amendments to the Loan Documents and favorable opinions of counsel reasonably requested by Administrative Agent; and

(iv) such other assurances, certificates, documents, consents or opinions as Administrative Agent, the L/C Issuer, the Swing Line Lender or the Requisite Lenders reasonably may require.

SECTION 3.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01. Taxes.

(a) Any and all payments by Borrower to or for the account of Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of Administrative Agent and any Lender, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the Laws of which Administrative Agent or such Lender is organized or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as “Taxes”). If Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) Borrower shall furnish to Administrative Agent (who shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution or delivery of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) Borrower agrees to indemnify Administrative Agent and each Lender for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by Administrative Agent and such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.

3.02. Illegality. If any Lender determines that any change in Law occurring after the Closing Date has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Offshore Rate Loans, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore Dollar market, or to determine or charge interest rates based upon the Offshore Rate, then, on notice thereof by Lender to Borrower through Administrative Agent, any obligation of that Lender to make Offshore Rate Loans shall be suspended until Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or Convert all Offshore Rate Loans of that Lender, either on the last day of the Interest Period thereof, if Lender may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if Lender may not lawfully continue to maintain such Offshore Rate Loans. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03. Inability to Determine Rates. If, in connection with any Extension of Credit involving any Offshore Rate Loan, Administrative Agent determines that (a) Dollar deposits are not being offered to banks in the applicable offshore dollar market for the applicable amount and Interest Period of the requested Offshore Rate Loan, (b) adequate and reasonable means do not exist for determining the underlying interest rate for such Offshore Rate Loan, or (c) such underlying interest rate does not adequately and fairly reflect the cost to Lender of funding such Offshore Rate Loan, Administrative Agent will promptly notify Borrower and all Lenders. Thereafter, the obligation of all Lenders to make or maintain such Offshore Rate Loan shall be suspended until Administrative Agent revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of Offshore Rate Loans or, failing that, be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04. Increased Cost and Reduced Return; Capital Adequacy.

(a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law occurring after the Closing Date, such change:

(i) shall subject such Lender to any Tax, duty, or other charge with respect to any Offshore Rate Loans or its obligation to make Offshore Rate Loans, or change the basis on which taxes are imposed on any amounts payable to such Lender under this Agreement in respect of any Offshore Rate Loans;

(ii) shall impose or modify any reserve, special deposit, or similar requirement (other than the reserve requirement utilized in the determination of the Offshore Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender (including its Commitments); or

(iii) shall impose on such Lender or on the offshore Dollar interbank market any other condition affecting this Agreement or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Lender of making, Converting into, Continuing, or maintaining any Offshore Rate Loans or to reduce any sum received or receivable by such Lender under this Agreement with respect to any Offshore Rate Loans, then from time to time upon demand of Lender (with a copy of such demand to Administrative Agent), Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that any change in or the interpretation of any Laws have the effect of reducing the rate of return on the capital of such Lender or compliance by such Lender (or its Lending Office) or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy to Administrative Agent), Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c) Promptly after receipt of knowledge of any change in law or other event that will entitle any Lender to compensation under this Section 3.04, the Lender shall give notice thereof to the Borrower (with a copy to the Administrative Agent) certifying the basis for such request for compensation in accordance with Section 3.06(a) and designate a different lending office if such designation will avoid, or reduce, the amount of compensation payable under this Section 3.04 and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. Notwithstanding anything in Sections 3.04(a) or 3.04(b) to the contrary, the Borrower shall not be obligated to compensate any Lender for any amount arising or accruing before the earlier of (i) 180 days prior to the date on which such Lender gave notice to the Borrower under this Section 3.04(c) or (ii) the date such amount arose or began accruing (and such Lender did not know such amount was arising or accruing) as a result of the retroactive application of any change in Law or other event giving rise the claim for compensation.

3.05. Breakfunding Costs. Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any Continuation, Conversion, payment or prepayment of any Offshore Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, Continue or Convert any Offshore Rate Loan on the date or in the amount notified by Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Offshore Rate Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

3.06. Matters Applicable to all Requests for Compensation.

(a) A certificate of Administrative Agent claiming compensation under this Section 3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of clearly demonstrable error. In determining such amount, Administrative Agent may use any reasonable averaging and attribution methods. For purposes of this Section 3, a Lender shall be deemed to have funded each Offshore Rate Loan at the Offshore Base Rate used in determining the Offshore Rate for such Loan by a matching deposit or other borrowing in the offshore Dollar interbank market, whether or not such Offshore Rate Loan was in fact so funded.

3.07. Survival. All of Borrower’s obligations under this Section 3 shall survive termination of the Commitments and payment in full of all Obligations.

3.08. Replacement of a Lender. Provided that no Default or Event of Default exists, Borrower shall have the right to remove any Lender as a party to this Agreement in the event that such Lender requests compensation under this Section 3 which is not requested by all other Lenders; provided, that if Borrower elects to remove any Lender making such a request, it shall remove all Lenders making substantially similar requests. Upon notice from Borrower, which must be submitted by Borrower within 30 days following the request for compensation, the Lender being removed shall assign its Commitments and the related Outstanding Obligations (without recourse, representation or warranty of any kind other than as to its ownership of the related obligations and its authority to assign the same) to one or more of the existing Lenders or other Persons designated by Borrower (and reasonably acceptable to the Administrative Agent), subject to payment of a purchase price by such assignee equal to all principal and accrued interest, fees and other amounts payable to such Lender under this Agreement through the date of assignments. No Lender will be required to accept any such assignment.

SECTION 4.

CONDITIONS PRECEDENT TO EXTENSIONS OF CREDIT

4.01. Conditions of Initial Extension of Credit. The obligation of each Lender to make the initial Extension of Credit is subject to satisfaction of the following conditions precedent:

(a) Borrower Party Loan Documents and Corporate Documents. Unless waived by all Lenders (or by Administrative Agent with respect to immaterial matters, or items specified in subsections (v) or (vi) below, that the Borrower has given assurances satisfactory to Administrative Agent that they will be delivered promptly following the Closing Date), Administrative Agent’s receipt of the following, each of which shall be originals unless otherwise specified, each properly executed by a Responsible Officer, each dated on or about the Closing Date and each in form and substance satisfactory to Administrative Agent and its legal counsel:

(i) counterparts of this Agreement, sufficient in number for distribution to Administrative Agent, Lenders and Borrower, executed by Borrower and Holdings;

(ii) Notes executed by Borrower in favor of each Lender requesting a Note, each in a maximum principal amount equal to that Lender’s Pro Rata Share;

(iii) Guaranties executed by Holdings, Development, and Santee;

(iv) resolutions of the Board of Directors of each Borrower Party approving and authorizing the execution, delivery and performance of the Loan Documents and Senior Note Documents to which it is a party, certified as of the Closing Date by the corporate secretary or an assistant secretary of such Person as being in full force and effect without modification or amendment;

(v) such certificates of incumbency and/or other certificates of Responsible Officers of each Borrower Party as Administrative Agent may require to establish the identities of and verify the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer thereof;

(vi) such evidence as Administrative Agent may reasonably require to verify that each Borrower Party is duly organized or formed, validly existing, in good standing and qualified to engage in business in each jurisdiction in which it is required to be qualified to engage in business, including, without limitation, certified copies of each Borrower Party’s Organization Documents, certificates of good standing and/or qualification to engage in business, tax clearance certificates, and the like;

(vii) such other assurances, certificates, documents, consents or opinions as Administrative Agent, Issuing Lender or the Requisite Lenders reasonably may require.

(b) Closing Certificate. Administrative Agent shall have received a certificate signed by a Responsible Officer of Borrower, dated as of the Closing Date, stating that the conditions specified in Sections 4.01(c), 4.01(d) and 4.01(n) have been satisfied.

(c) Representations and Warranties. The representations and warranties made by Borrower and Holdings herein, or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith, shall be correct on and as of the Closing Date.

(d) No Default or Event of Default. Each Borrower Party shall be in compliance with all the terms and provisions of the Loan Documents to which it is a party, and no Default or Event of Default shall have occurred and be continuing.

(e) No Material Adverse Effect. Since the last day of Borrower’s Fiscal Year ending September, 2003, no Material Adverse Effect (in the sole opinion of Administrative Agent) shall have occurred.

(f) Senior Notes. Concurrently with the Closing Date, Holdings shall have issued the Senior Notes.

(g) Existing Senior Notes and Subordinated Notes. Concurrently with the Closing Date, Holdings shall have redeemed Existing Senior Notes in the aggregate principal amount of not less than $397,000,000 and shall have repaid the Subordinated Note in its entirety.

(h) Senior Note Documents.

(i) Form of Senior Note Indenture. The Senior Note Indenture shall have been executed in substantially the form described in that certain Preliminary Offering Memorandum relating to the Senior Notes dated May 28, 2003, with such changes thereto, if any, that have been approved by Administrative Agent.

(ii) Senior Note Documents in Full Force and Effect. Administrative Agent shall have received a fully executed or conformed copy of each Senior Note Document and any documents executed in connection therewith, and each Senior Note Document shall be in full force and effect and no provision thereof shall have been modified or waived in any respect determined by Administrative Agent to be material, in each case without the consent of Administrative Agent and Requisite Lenders.

(i) Necessary Governmental Authorizations and Consents; Expiration of Waiting Periods, Etc. Borrower shall have obtained all consents from all Governmental Authorities and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents and the Senior Note Documents, and each of the foregoing shall be in full force and effect, in each case other than those the failure to obtain or maintain which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(j) Lien Searches and UCC Termination Statements. Administrative Agent shall have received (a) the results of a recent search, by a Person satisfactory to Administrative Agent,

of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of Borrower and Development, together with copies of all such filings disclosed by such search, and (b) UCC termination statements duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement).

(k) Opinions. Administrative Agent and Lenders shall have received an opinion of Varner, Saleson and Brandt LLP, general counsel to Holdings, Borrower, Santee and Development.

(l) Santee Credit Facility. The Santee Credit Facility shall have been amended in a manner which permits the transactions contemplated by this Agreement and the Senior Notes (including without limitation the issuance of guarantees thereof by Santee) and otherwise in a manner acceptable to the Administrative Agent.

(m) Payment of Attorney Costs. Unless waived by Administrative Agent, Borrower shall have paid all Attorney Costs of Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between Borrower and Administrative Agent).

(n) Closing Equity Contribution. Concurrently with the receipt of the proceeds of the Senior Notes, the Closing Equity Contribution shall be made.

4.02. Conditions to all Extensions of Credit. In addition to any applicable conditions precedent set forth in Section 2, the obligation of each Lender to make any Extension of Credit is subject to the following conditions precedent:

(a) the representations and warranties of Borrower contained in Section 5, or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith, shall be correct on and as of the date of such Extension of Credit, except to the extent that such representations and warranties specifically refer to any earlier date.

(b) no Default or Event of Default exists, or would result from such proposed Extension of Credit.

(c) Administrative Agent shall have timely received a Request for Extension of Credit by Requisite Notice by the Requisite Time therefor.

(d) Administrative Agent shall have received, in form and substance satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as Administrative Agent or Requisite Lenders reasonably may require.

Each request for an Extension of Credit by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied and on and as of the date of such Extension of Credit.

SECTION 5.

REPRESENTATIONS AND WARRANTIES OF BORROWER AND HOLDINGS

As of the Closing Date each of Holdings and Borrower represents and warrants to Administrative Agent and Lenders and, as of the date of the making of each subsequent request for any Extension of Credit, Borrower represents and warrants to Administrative Agent and Lenders that:

5.01. Existence and Qualification; Power; Compliance with Laws. Each Borrower Party is a corporation duly organized or formed, validly existing and in good standing under the Laws of the state of its incorporation or organization, has the power and authority and the legal right to own and operate its properties, to lease the properties it operates and to conduct its business, is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, and is in compliance with all Laws except to the extent that noncompliance does not have a Material Adverse Effect.

5.02. Power; Authorization; Enforceable Obligations. Each Borrower Party has the power and authority and the legal right to make, deliver and perform each Loan Document and Senior Note Document to which it is a party and Borrower has power and authority to borrow hereunder and has taken all necessary action to authorize the borrowings on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of this Agreement and the other Loan Documents and Senior Note Documents to which it is a party. No consent or authorization of, filing with, or other act by or in respect of any Governmental Authority, is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents or the Senior Note Documents. The Loan Documents and Senior Note Documents have been duly executed and delivered by each applicable Borrower Party, and constitute a legal, valid and binding obligation of each applicable Borrower Party, enforceable against each such applicable Borrower Party in accordance with their respective terms.

5.03. No Legal Bar.

The execution, delivery, and performance by each Borrower Party of the Loan Documents and Senior Note Documents to which it is a party and compliance with the provisions thereof have been duly authorized by all requisite action on the part of such Borrower Party and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) any Organization Documents of such Borrower Party or any of its Subsidiaries, (ii) any applicable Laws, rules, or regulations or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (iii) any Contractual Obligation of such Borrower Party or any of its Subsidiaries or by which any of them or any of their property is bound or subject, (b) constitute a default under any such agreement or instrument, or (c) result in, or require, the creation or imposition of any Lien on any of the properties of such Borrower Party or any of its Subsidiaries. The Senior Notes, when issued and sold, will either (a) have been registered or qualified under applicable federal and state securities laws or (b) be exempt therefrom.

5.04. Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness in accordance with GAAP consistently applied throughout the period covered thereby.

(b) Since the last day of Borrower’s fiscal year ended September 28, 2003, there has been no event or circumstance which has a Material Adverse Effect.

5.05. Litigation. No litigation, investigation or proceeding of or before an arbitrator or Governmental Authority is pending or, to the knowledge of Borrower after due and diligent investigation, threatened by or against any Borrower Party or any of its Subsidiaries or against any of their properties or revenues which, if determined adversely, could have a Material Adverse Effect.

5.06. No Default. Neither any Borrower Party nor any of their respective Subsidiaries are in default under or with respect to any Contractual Obligation which could have a Material Adverse Effect, and no Default or Event of Default has occurred and is continuing or will result from the consummation of this Agreement or any of the other Loan Documents, or the making of the Extensions of Credit hereunder.

5.07. Ownership of Property; Liens. Each Borrower Party and its Subsidiaries have valid fee or leasehold interests in all real property which they use in their respective businesses, and each Borrower Party and their respective Subsidiaries have good and marketable title to all their other property, and none of such property is subject to any Lien, except as permitted in Section 7.02.

5.08. Taxes. Each Borrower Party and its Subsidiaries have filed all tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, property or transactions covered by said returns, or pursuant to any assessment received by such Borrower Party or its respective Subsidiaries, except (a) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained, and (b) immaterial taxes; provided, however, that in each case no material item or portion of property of any Borrower Party or any of its Subsidiaries is in jeopardy of being seized, levied upon or forfeited.

5.09. Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a) No Borrower Party is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of the quoted terms under

Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Extensions of Credit hereunder will be used for “purchasing” or “carrying” “margin stock” as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of Regulations U or X of such Board of Governors.

(b) No Borrower Party or any of its Subsidiaries (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.10. ERISA Compliance.

(a) Borrower, each of its Subsidiaries, and each of their respective ERISA Affiliates are in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws, and have performed all their obligations under each Plan. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that has a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.11. Intangible Assets. Each Borrower Party and its Subsidiaries own, or possess the right to use, all trademarks, trade names, copyrights, patents, patent rights, franchises, licenses and other intangible assets that are used in the conduct of their respective businesses as now operated, and none of such items, to the best knowledge of Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or intangible asset of any other Person to the extent that such conflict has a Material Adverse Effect.

5.12. Compliance With Laws. Each Borrower Party and its Subsidiaries are in compliance with all Laws that are applicable to it, noncompliance with which has a Material Adverse Effect.

5.13. Environmental Compliance. Each Borrower Party and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Borrower has reasonably concluded that such Environmental Laws and claims do not, individually or in the aggregate, have a Material Adverse Effect.

5.14. Insurance. The properties of each Borrower Party and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or such Subsidiary operates.

5.15. Stockholders Agreements. As of the Closing Date, there are no stockholder agreements with respect to stock of Holdings or Borrower to which Holdings, Borrower or any members of their senior management are parties.

5.16. Disclosure. No statement, information, report, representation, or warranty made by any Borrower Party in any Loan Document or Senior Note Document or furnished to Administrative Agent or any Lender in connection with any Loan Document contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading.

SECTION 6.

AFFIRMATIVE COVENANTS OF BORROWER

So long as any Extension of Credit remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of the Commitments remains outstanding, Borrower shall, and shall (except in the case of Borrower’s reporting covenants), cause each of its Subsidiaries, to:

6.01. Financial Statements. Deliver to Administrative Agent in form and detail satisfactory to Administrative Agent and the Requisite Lenders, with sufficient copies for each Lender:

(a) (i) as soon as available, but in any event within 120 days after the end of each fiscal year of Holdings, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year and the figures from the projections delivered to Lenders on or prior to the Closing Date or from the Financial Plan, as applicable, for the fiscal year covered by such financial statements, all in reasonable detail, which consolidated balance sheet and financial statements (excluding the comparisons to the projections) shall be audited and accompanied by a report and opinion of a “Big 4” public accounting firm, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualifications and exceptions not reasonably acceptable to the Requisite Lenders; and (ii) as soon as available, but in any event within 120 days after the end of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year and the figures from the projections delivered to Lenders on or prior to the Closing Date or from the Financial Plan, as applicable, for the fiscal year covered by such financial statements, all in reasonable detail, which consolidated balance sheet and financial statements (excluding the comparisons to the projections) shall be audited and accompanied by a report and opinion of a “Big 4” public accounting firm, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualifications and exceptions not reasonably acceptable to the Requisite Lenders;

(b) (i) as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income and cash flows for such fiscal quarter and for the portion of Holding’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year and the figures from the projections delivered to Lenders on or prior to the Closing Date or from the Financial Plan, as applicable, for the fiscal quarter and portion of Holdings’ fiscal year then ended covered by such financial statements, all in reasonable detail and certified by a Responsible Officer of Holdings as fairly presenting the financial condition, results of operations and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and (ii) as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income and cash flows for such fiscal quarter and for the portion of Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year and the figures from the projections delivered to Lenders on or prior to the Closing Date or from the Financial Plan, as applicable, for the fiscal quarter and portion of Borrower’s fiscal year then ended covered by such financial statements, all in reasonable detail and certified by a Responsible Officer of Borrower as fairly presenting the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as available, but in any event within 60 days after the end of each fiscal month of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal month, and the related consolidated statements of income and cash flows for such fiscal month and for the portion of Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Borrower as fairly presenting the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(d) as soon as practicable and in any event no later than 60 days after the end of each fiscal year, a consolidated and consolidating plan and financial forecast for such Fiscal Year and the next two succeeding fiscal years (the “Financial Plan” for such Fiscal Years), including without limitation (i) forecasted consolidated and consolidating balance sheets and forecasted consolidated and consolidating statements of income and cash flows of Borrower and its Subsidiaries for each quarter of the first such fiscal year and for each of the next two fiscal years, and projected capital expenditures for such fiscal year, together with pro forma Compliance Certificates for each such fiscal year and an explanation of the assumptions on which such forecasts are based, and (ii) such other information and projections as any Lender may reasonably request.

6.02. Certificates, Notices and Other Information. Deliver to Administrative Agent in form and detail satisfactory to Administrative Agent and the Requisite Lenders, with sufficient copies for each Lender:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a)(ii), a certificate of its independent certified public accountants certifying such financial statement and stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default hereunder or, if any such Default or Event of Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a)(ii) and (b)(ii), a duly completed Compliance Certificate signed by a Responsible Officer of Borrower and a reconciliation of intercompany transactions between Holdings and Borrower and Borrower’s Subsidiaries;

(c) not more than 30 days after the end of each fiscal month of Borrower, a duly completed Compliance Certificate, covering Part IV of Schedule 2 thereto only, signed by a Responsible Officer of Borrower;

(d) promptly after request by Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Borrower by independent accountants in connection with the accounts or books of Borrower or any of its Subsidiaries, or any audit of any of them;

(e) promptly after request by Administrative Agent or any Lender, copies of any annual, regular, periodic and special reports and registration statements which Holdings may file or be required to file with the Securities and Exchange Commission under Sections 13 or 15(d) of the Exchange Act;

(f) promptly after the occurrence thereof, notice of any Default or Event of Default;

(g) notice of any material change in accounting policies or financial reporting practices by Borrower or any of its Subsidiaries;

(h) promptly after the commencement thereof, notice of any litigation, investigation or proceeding affecting any Borrower Party where the amount involved exceeds $1,000,000, or in which injunctive relief or similar relief is sought, which relief, if granted, has a Material Adverse Effect;

(i) promptly after the occurrence thereof, notice of any Reportable Event with respect to any Plan or the intent to terminate any Plan, or the institution of proceedings or the taking or expected taking of any other action to terminate any Plan or withdraw from any Plan;

(j) promptly after the occurrence thereof, notice of any Material Adverse Effect;

(k) promptly after the execution thereof, copies of all amendments, waivers and supplemental indentures made with respect to the Senior Note Indenture or the Senior Notes;

(l) promptly after the receipt by Borrower or any of its Subsidiaries thereof, notice of claim or notice to the effect that Borrower of any of its Subsidiaries is in default under any of its leases of real property; and

(m) promptly, such other data and information as from time to time may be reasonably requested by Administrative Agent, or, through Administrative Agent or any Lender.

Each notice pursuant to this Section 6.02 shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto.

6.03. Payment of Taxes. Pay and discharge when due all taxes, assessments, and governmental charges, Ordinary Course Liens or levies imposed on any Borrower Party or its Subsidiaries or on its income or profits or any of its property, except for any such tax, assessment, charge, or levy which is an Ordinary Course Lien under subsection (b) of the definition of such term, provided that the failure to pay any such taxes, assessments, governmental charges, Ordinary Course Liens or levies shall not be deemed to violate this covenant if the amount involved is less than $1,000,000.

6.04. Preservation of Existence. Preserve and maintain its existence, licenses, permits, rights, franchises and privileges necessary or desirable in the normal conduct of its business, except where failure to do so does not have a Material Adverse Effect.

6.05. Maintenance of Properties. Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of its properties.

6.06. Maintenance of Insurance. Maintain liability and casualty insurance with financially sound and reputable insurance companies which are not affiliated with the Borrower in such amounts and against such risks as is customary for similarly situated businesses.

6.07. Compliance With Laws.

(a) Comply with the requirements of all applicable Laws and orders of any Governmental Authority, noncompliance with which has a Material Adverse Effect.

(b) Conduct its operations and keep and maintain its property in material compliance with all Environmental Laws.

6.08. Inspection Rights. At any time during regular business hours and as often as reasonably requested, permit Administrative Agent or any Lender, or any employee, agent or representative thereof, to examine, audit and make copies and abstracts from the Borrower Parties’ records and books of account and to visit and inspect their properties and to discuss their affairs, finances and accounts with any of their officers and key employees, and, upon request, furnish promptly to Administrative Agent or any Lender true copies of all financial information and internal management reports made available to their senior management.

6.09. Keeping of Records and Books of Account. Keep adequate records and books of account reflecting all financial transactions in conformity with GAAP, consistently applied, and in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower or any of its Subsidiaries.

6.10. Compliance with ERISA. Cause, and cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of

ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

6.11. Compliance With Agreements. Promptly and fully comply with all Contractual Obligations under all material agreements, indentures, leases and/or instruments to which any one or more of them is a party, except for any such Contractual Obligations (a) the performance of which would cause a Default, (b) then being contested by any of them in good faith by appropriate proceedings, or (c) if the failure to comply therewith does not have a Material Adverse Effect.

6.12. Use of Proceeds. Use the proceeds of Extensions of Credit for lawful working capital and general corporate purposes of Borrower and its Subsidiaries not otherwise in contravention of this Agreement, including the making of Restricted Payments which are expressly permitted hereby.

6.13. Further Assurances. Execute and file all such further instruments, and perform such other acts, as Administrative Agent or Requisite Lenders may determine are reasonably necessary to effectuate the intent of the Loan Documents.

6.14. Execution of Guaranty by Future Material Subsidiaries

(a) Execution of Guaranty. In the event that any Person becomes a Material Subsidiary of Holdings or Borrower after the date hereof, Borrower will promptly notify Administrative Agent of that fact and cause such Subsidiary to execute and deliver to Administrative Agent a Guaranty of the Obligations.

(b) Subsidiary Charter Documents, Legal Opinions, Etc. Borrower shall deliver to Administrative Agent, together with such Guaranty, (i) certified copies of such Subsidiary’s Certificate or Articles of Incorporation, together with a good standing certificate from the Secretary of State of the jurisdiction of its incorporation and each other state in which such Person is qualified as a foreign corporation to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a copy of such Subsidiary’s Bylaws, certified by its corporate secretary or an assistant secretary as of a recent date prior to their delivery to Administrative Agent, (iii) a certificate executed by the secretary or an assistant secretary of such Subsidiary as to (a) the fact that the attached resolutions of the Board of Directors of such Subsidiary approving and authorizing the execution, delivery and performance of such Guaranty are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Guaranty, and (iv) a favorable opinion of counsel to such Subsidiary, in form and substance satisfactory to Administrative Agent and its counsel, as to (a) the due organization and good standing of such Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of such Guaranty, (c) the enforceability of such Guaranty against such Subsidiary, (d) such other matters as Administrative Agent may reasonably request, all of the foregoing to be satisfactory in form and substance to Administrative Agent and its counsel.

SECTION 7.

NEGATIVE COVENANTS OF BORROWER

So long as any Extension of Credit remains unpaid, or any other Obligations remain unpaid or unperformed, or any portion of the Commitments remains outstanding, Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly:

7.01. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness hereunder and under the other Loan Documents;

(b) Guaranty Obligations issued in respect of the Senior Notes by Borrower and by the Subsidiaries of Borrower which have issued Guaranty Obligations in respect of the Obligations under this Agreement and the other Loan Documents;

(c) Indebtedness of Santee in respect of the Santee Credit Facility in a principal amount not to exceed $5,000,000, and any refinancings thereof which do not result in an increase in the principal amount of such Indebtedness;

(d) Obligations in respect of Ordinary Course Indebtedness;

(e) Indebtedness outstanding on the date hereof and listed on Schedule 7.01; and any refinancings, refundings, renewals or extensions thereof (in whole or in part), provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the premium or other amount paid, and fees and expenses incurred, in connection with such refinancing and by an amount equal to any utilized commitments thereunder;

(f) Indebtedness owed by Borrower or any of its Subsidiaries under or in respect of (i) capital leases or (ii) Indebtedness incurred for the acquisition, construction or refinance of real property constructed or acquired within the 12 month period preceding the incurrence of such Indebtedness, and (iii) any refinancings, refundings, renewals or extensions of any Indebtedness permitted under this clause (d), provided that the amount of any such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the premium or other amount paid, and fees and expenses incurred, in connection with such refinancing and by an amount equal to any utilized commitments thereunder; and provided further that the aggregate principal amount of all Indebtedness permitted under this clause (d) shall not at any time exceed $15,000,000;

(g) Indebtedness owed under Swap Agreements entered into for the purpose of hedging against fluctuations in interest rates payable in respect of the Obligations owed hereunder;

(h) Indebtedness owed to Borrower or any Wholly-Owned Subsidiary of Borrower; provided, that such Wholly-Owned Subsidiary is a Guarantor; and

(i) other unsecured Indebtedness not exceeding $5,000,000 in the aggregate at any time.

7.02. Liens and Negative Pledges. Incur, assume or suffer to exist, any Lien or Negative Pledge upon any of its property, assets or revenues, whether now owned or hereafter acquired, except:

(a) Liens and Negative Pledges in favor of the Administrative Agent and the Lenders under this agreement and the Loan Documents;

(b) The Negative Pledge set forth in the Indenture for the Senior Notes as of the Closing Date, provided that the same shall not prohibit the granting of Liens to the Administrative Agent and the Lenders to secure the Obligations;

(c) Liens and Negative Pledges existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof; provided that the obligations secured or benefited thereby or the property covered thereby are not increased, except as permitted by Section 7.01(e);

(d) Ordinary Course Liens;

(e) Liens on the assets of Santee securing the Indebtedness permitted by Section 7.01(c);

(f) Liens securing the Indebtedness permitted under Section 7.01(f); provided that (i) any Liens securing Indebtedness permitted under clause (i) of Section 7.01(f) shall only extend to the property subject to the capital lease under which such Indebtedness is owed, (ii) any Liens securing Indebtedness permitted under clause (ii) of Section 7.01(f) shall only extend to the real property constructed, acquired or refinanced during the 12 month period preceding the incurrence of such Indebtedness; and (iii) any Liens securing Indebtedness permitted under clause (iii) of Section 7.01(f) shall only extend to the property securing the Indebtedness being refinanced, refunded, renewed or extended;

(g) Negative Pledges set forth in the agreements or instruments governing the Indebtedness permitted under Section 7.01(f); (i) any such Negative Pledge with respect to Indebtedness permitted under clause (i) of Section 7.01(f) shall only extend to the property subject to the capital lease under which such Indebtedness is owed, (ii) any such Negative Pledge with respect to Indebtedness permitted under clause (ii) of Section 7.01(f) shall only extend to the real property constructed, acquired or refinanced during the 12 month period preceding the incurrence of such Indebtedness; and (iii) any such Negative Pledge with respect to Indebtedness permitted under clause (iii) of Section 7.01(f) shall only extend to the property securing the Indebtedness being refinanced, refunded, renewed or extended;

(h) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Borrower or any Subsidiary of Borrower; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Borrower or the applicable Subsidiary of Borrower;

(i) Liens on property existing at the time of acquisition thereof by Borrower or any Subsidiary of Borrower; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any assets other than such acquired property; and Liens incurred in the ordinary course of business to secure the payment of all or a portion of the purchase price of goods held for sale; provided that such Liens do not extend to any assets other than such goods;

(j) Liens and Negative Pledges in favor of Borrower or any Subsidiary of Borrower; and

(k) other Liens securing, and Negative Pledges relating to, Indebtedness, in each case in an aggregate principal amount not to exceed $500,000 at any time.

7.03. Fundamental Changes. Merge or consolidate with or into any Person or liquidate, wind-up or dissolve itself, or permit or suffer any liquidation or dissolution, except, that so long as no Default or Event of Default exists or would result therefrom, any Subsidiary of Borrower may merge with (i) Borrower provided that Borrower shall be the continuing or surviving corporation, (ii) with any one or more Subsidiaries of Borrower, and (iii) with any joint ventures, partnerships and other Persons, so long as such joint ventures, partnerships and other Persons will, as a result of making such merger and all other contemporaneous related transactions, become a Subsidiary of Borrower; provided that when any Wholly-Owned Subsidiary of Borrower is merging into another Subsidiary of Borrower, the Wholly-Owned Subsidiary of Borrower shall be the continuing or surviving Person.

7.04. Dispositions. Make any Dispositions, except:

(a) Ordinary Course Dispositions;

(b) Dispositions permitted by Section 7.03;

(c) any Subsidiary of Borrower may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to Borrower or any of its Subsidiaries; provided that when any Wholly-Owned Subsidiary of Borrower is selling all or substantially all of its assets to another Subsidiary of Borrower, the Subsidiary acquiring such assets shall be a Wholly-Owned Subsidiary of Borrower;

(d) provided that no Default or Event of Default then exists or would result therefrom, Borrower and its Subsidiaries may Dispose of all or any portion of their interest in Santee in a Qualified Santee Sale; and

(e) Borrower and its Subsidiaries may make Dispositions in the ordinary course of business (including, without limitation, Dispositions in the ordinary course of business of stores, the inventory located therein and other property used in connection therewith) after the Closing Date of assets having an aggregate fair market value of not more than $25,000,000 in each four consecutive fiscal quarter period.

7.05. Investments. Make any Investments, except:

(a) Investments existing on the date hereof;

(b) Ordinary Course Investments;

(c) Investments consisting of advances to officers, directors and employees of Borrower and its Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes not exceeding $500,000 in the aggregate;

(d) Investments permitted by Section 7.03; and

(e) other Investments not exceeding $5,000,000 in the aggregate.

7.06. Lease Obligations. Create or suffer to exist any obligations for the payment of rent for any property under lease or agreement to lease, except:

(a) leases in existence on the date hereof and any renewal, extension or refinancing thereof to the extent such renewal, extension or refinancing is not prohibited by Section 7.01;

(b) leases (other than capital leases) entered into or assumed by Borrower or any of its Subsidiaries after the date hereof in the ordinary course of business; and

(c) capital leases to the extent the Indebtedness thereunder is not prohibited by Section 7.01.

7.07. Restricted Payments. Make any Restricted Payments, except:

(a) Borrower may make distributions to Holdings in an amount sufficient to make regularly scheduled payments of interest on the Senior Notes as and when the same become due;

(b) Borrower may make other distributions to Holdings in the amounts required to pay for Holdings’ corporate overhead and similar expenses, not to exceed $1,000,000 in the aggregate in any fiscal year;

(c) Borrower may make Permitted Tax Distributions to Holdings, provided that not less than two Business Days prior to the making thereof, Borrower shall provide the Administrative Agent with a certificate of its chief financial officer calculating the amount thereof; and

(d) Provided that (i) after giving effect thereto no Default or Event of Default has occurred and is continuing, and (ii) after giving pro forma effect to the making of any such distributions as of the last day of the then most recently ending fiscal quarter, Borrower remains in pro forma compliance with Sections 7.12, Borrower may make other distributions to Holdings which are in an aggregate amount not to exceed, as of any date of determination, an amount equal to the sum of $25,000,000, plus 50% of Holdings Consolidated Net Income for the period then ending following June 27, 2004.

7.08. ERISA. At any time engage in a transaction which could be subject to Sections 4069 or 4212(c) of ERISA, or permit any Pension Plan to (a) engage in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code); (b) fail to comply with ERISA or any other applicable Laws; or (c) incur any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), which, with respect to each event listed above, has a Material Adverse Effect.

7.09. Change in Nature of Business. Make any material change in the nature of the business of any Borrower Party as conducted and as proposed to be conducted as of the date hereof.

7.10. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Borrower other than arm’s-length transactions with Affiliates that are not otherwise prohibited hereunder; provided that the foregoing restriction shall not apply to transactions between Borrower and any of its Wholly-Owned Subsidiaries or between any of Borrower’s Wholly-Owned Subsidiaries.

7.11. Hostile Acquisitions. Use the proceeds of any Extension of Credit in connection with the acquisition of a voting interest of five percent or more in any Person if such acquisition is opposed by the board of directors or management of such Person unless (a) Borrower has given Administrative Agent (who shall promptly notify each Lender) five Business Days’ prior notice thereof and (b) no Lender shall have, within that period, notified Administrative Agent (who shall promptly notify Borrower) not consented to the use of the proceeds of such Extension of Credit for that purpose.

7.12. Financial Covenants.

(a) Adjusted Consolidated Net Worth. Permit Consolidated Net Worth, as of the last day of any fiscal quarter of the Borrower (the “Test Date”), to be less than the sum of (i) $285,000,000 plus (ii) 90% of the cumulative amount of Holdings Consolidated Net Income for the fiscal quarter ending June 30, 2004 and each subsequent fiscal quarter which has then occurred as of the Test Date (with no deduction for a net loss in any such fiscal quarter) plus (iii) 100% the gross proceeds to Holdings and its Subsidiaries of from any issuance of their equity securities following the Closing Date.

(b) Consolidated EBITDA. Permit Consolidated EBITDA for the period of four consecutive fiscal quarters ending on the last day of any fiscal quarter of Borrower to be less than $135,000,000.

7.13. Change in Auditors. Change the certified public accountants auditing the books of Borrower without the consent of Requisite Lenders, other than any change to another “Big 4” accounting firm.

7.14. Amendments or Waivers of Senior Note Documents. Agree to any material amendment to, or waive any of its material rights under, any Senior Note Document to which it is a party after the Closing Date without in each case obtaining the prior written consent of Requisite Lenders, to such amendment or waiver.

7.15. Use of Capital Contributions. Use any cash contributions to Borrower’s capital made by Holdings for any purpose other than general corporate purposes, including working capital and short term financing of capital expenditures (including without limitation the proposed construction of a new distribution center by Borrower).

SECTION 8.

HOLDINGS COVENANTS

So long as any Extension of Credit remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of the Commitments remains outstanding:

8.01. Indebtedness. Holdings shall not create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Indebtedness, except:

(a) Indebtedness owed under the Senior Notes in an aggregate principal amount not to exceed $700,000,000, and Guaranty Obligations issued in respect thereof by Borrower and by other Subsidiaries of Holdings which have issued Guaranties in respect of the Obligations under this Agreement and the other Loan Documents;

(b) Until August 31, 2004, Indebtedness of Holdings in respect of the Existing Senior Notes in an aggregate principal amount not to exceed $42,000,000;

(c) Indebtedness incurred by or owed to Borrower or any Subsidiary of Borrower (but only to the extent that the Borrower or its Subsidiaries are permitted to incur such Indebtedness under Section 7), and Indebtedness owed to Development or any Subsidiary of Development;

(d) The Guaranty by Development and Holdings of the Obligations under the Loan Documents;

(e) Indebtedness of Development associated with the development of stores in an amount not to exceed $4,000,000 per store, or $12,000,000 in the aggregate at any one time outstanding; and

(f) Indebtedness of Borrower and its Subsidiaries which is permitted by Section 7.01.

8.02. Restricted Payments. Holdings shall not make any Restricted Payments, except that:

(a) Holdings may distribute to La Cadena or any La Cadena Successor any distributions made to Holdings pursuant to Sections 7.07(c) and 7.07(d);

(b) Holdings may make Restricted Payments to purchase, prepay, redeem or otherwise acquire for value the Senior Notes from the proceeds of any distributions made to Holdings pursuant to Section 7.07(d); and

(c) Holdings may repurchase, redeem, acquire or retire for value any capital stock of Holdings held by any key employee of Holdings or its Subsidiaries (other than any employee that is a partner of or otherwise holds any equity interest in La Cadena Investments or any La Cadena Successor) upon any such person’s death, disability or termination of employment and pursuant to any management equity subscription agreement, stock option agreement or other incentive compensation plan or agreement entered into in the ordinary course of business; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired capital stock shall not exceed $1,000,000, which aggregate amount shall increase by $1,000,000 on each anniversary of the Closing Date.

8.03. Change in Nature of Business; Ownership of Assets . Holdings shall not:

(a) engage in any business other than entering into and performing its obligations under and in accordance with the Loan Documents and Senior Note Documents to which it is a party and other contracts or agreements to which it is a party on the Closing Date;

(b) own any assets other than (i) the capital stock of Borrower and Development, (ii) cash and cash equivalents, and (iii) promissory notes payable by Borrower to Holdings that are otherwise permitted to be issued by Borrower hereunder;

(c) permit Development to engage in substantial business other than construction management services and the development and construction of new stores and distribution centers (including the ownership of prospective sites for new stores and activities ancillary thereto), or in any event permit Development to engage in the wholesale or retail grocery business.

8.04. Transactions with Affiliates. Holdings shall not enter into any transaction of any kind with any Affiliate of Holdings other than arm’s-length transactions with Affiliates that are not otherwise prohibited hereunder; and provided further that the foregoing restriction shall not apply to transactions between Holdings and any of its Wholly-Owned Subsidiaries or between any of Holdings’ Wholly-Owned Subsidiaries.

8.05. Amendments or Waivers of Senior Note Documents and Existing Holdings Indenture.

Holdings shall not amend or otherwise change the terms of the Senior Notes, the Senior Note Indenture, the Existing Senior Notes, or the Existing Holdings Indenture, if the effect of such amendment or change is to:

(a) increase the interest rate on Senior Notes or Existing Senior Notes;

(b) change (to earlier dates) any dates upon which payments of principal or interest are due thereon;

(c) change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto);

(d) change the redemption, prepayment or defeasance provisions thereof;

(e) change or permit any of its Subsidiaries to change any collateral therefor (other than to release such collateral);

(f) add any Negative Pledge thereto or modify any Negative Pledge therein that would in either case restrict the ability of any Borrower Party to grant liens to secure the Obligations of such Borrower Party; or

(g) when together with all other amendments or changes made, materially increase the obligations of the obligor thereunder or confer any additional rights on the holders of such Senior Notes (or a trustee or other representative on their behalf) which would be adverse to Holdings or Lenders.

SECTION 9.

EVENTS OF DEFAULT AND REMEDIES

9.01. Events of Default. Any one or more of the following events shall constitute an Event of Default:

(a) Borrower fails to pay any principal on any Extension of Credit as and on the date when due; or

(b) Borrower fails to pay any interest on any Extension of Credit, or any commitment fees due hereunder within three days after the date when due; or fails to pay any other fees or amount payable to Administrative Agent or any Lender under any Loan Document within five days after the date due; or

(c) Any default occurs in the observance or performance of any agreement contained in Sections 6.01, 6.02, 7 or 8; or

(d) The occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Loan Document) under any other Loan Document; or any Borrower Party fails to perform or observe any other covenant or agreement (not specified above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) the date upon which a Responsible Officer has knowledge of such failure and (ii) the date the Administrative Agent provides notice of such failure to the Borrower; or

(e) Any representation or warranty in any Loan Document or in any certificate, agreement, instrument or other document made or delivered by any Borrower Party pursuant to or in connection with any Loan Document proves to have been incorrect when made or deemed made; or

(f) Any Borrower Party (i) defaults in any payment when due of principal of or interest on any Indebtedness (other than Indebtedness hereunder) or (ii) defaults in the observance or performance of any other agreement or condition relating to any Indebtedness (other than Indebtedness hereunder) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, Indebtedness having an aggregate principal amount in excess of $5,000,000 to be demanded or become due (automatically or otherwise) prior to its stated maturity, or any Guaranty Obligation in such amount to become payable, or any Borrower Party is unable or admits in writing its inability to pay its debts as they mature; or

(g) Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of all Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or any Borrower Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(h) A final judgment against any Borrower Party is entered for the payment of money in excess of $5,000,000, or any non-monetary final judgment is entered against any Borrower Party which has a Material Adverse Effect and, in each case if such judgment remains unsatisfied without procurement of a stay of execution within 30 calendar days after the date of entry of judgment or, if earlier, five days prior to the date of any proposed sale, or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any such Person and is not released, vacated or fully bonded within 30 calendar days after its issue or levy; or

(i) Any Borrower Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under Debtor Relief Laws, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under Debtor Relief Laws relating to any such Person or to all or any part of its property is instituted without the consent of that Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(j) (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $1,000,000; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $3,250,000; or (iii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $1,000,000;

(k) Any event occurs which has a Material Adverse Effect;

(l) Any Change of Control occurs.

9.02. Remedies Upon Event of Default. Without limiting any other rights or remedies of Administrative Agent or Lenders provided for elsewhere in this Agreement, or the other Loan Documents, or by applicable Law, or in equity, or otherwise:

(a) the occurrence, and during the continuance, of any Event of Default other than an Event of Default described in Section 9.01(i):

(i) the Requisite Lenders may request Administrative Agent to, and Administrative Agent thereupon shall, terminate the Commitments and/or declare all or any part of the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower; and

(ii) Issuing Lender may, with the approval of Administrative Agent on behalf of the Requisite Lenders, demand immediate payment by Borrower of an amount equal to the aggregate amount of all outstanding Letters of Credit Usage to be held in a Letter of Credit Cash Collateral Account.

(b) Upon the occurrence of any Event of Default described in Section 9.01(i):

(i) the Commitments and all other obligations of Administrative Agent or Lenders shall automatically terminate without notice to or demand upon Borrower, which are expressly waived by Borrower;

(ii) the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be immediately due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower; and

(iii) an amount equal to the aggregate amount of all outstanding Letters of Credit Usage shall be immediately due and payable to Issuing Lender without notice to or demand upon Borrower, which are expressly waived by Borrower, to be held in a Letter of Credit Cash Collateral Account.

(c) Upon the occurrence of any Event of Default, Lenders and Administrative Agent, or any of them, without notice to (except as expressly provided for in any Loan Document) or demand upon Borrower, which are expressly waived by Borrower (except as to notices expressly provided for in any Loan Document), may proceed to (but only with the consent of the Requisite Lenders) protect, exercise and enforce their rights and remedies under the Loan Documents against any Borrower Party and such other rights and remedies as are provided by Law or equity.

(d) Except as permitted by Section 11.05, no Lender may exercise any rights or remedies with respect to the Obligations without the consent of the Requisite Lenders in their sole discretion. The order and manner in which Administrative Agent’s and Lenders’ rights and remedies are to be exercised shall be determined by the Requisite Lenders in their sole discretion. Regardless of how a Lender may treat payments for the purpose of its own accounting, for the purpose of computing the Obligations hereunder, payments shall be applied first, to costs and expenses (including Attorney Costs) incurred by Administrative Agent and each Lender, second, to the payment of accrued and unpaid interest on the Loans to and including the date of such application, third, to the payment of the unpaid principal of the Loans, and fourth, to the payment of all other amounts (including fees) then owing to Administrative Agent and Lenders under the Loan Documents, in each case paid pro rata to each Lender in the same proportions that the aggregate Obligations owed to each Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all Lenders, without priority or preference among Lenders. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of Administrative Agent and Lenders hereunder or thereunder or at Law or in equity.

SECTION 10.

ADMINISTRATIVE AGENT

10.01. Appointment and Authorization of Administrative Agent.

(a) Each Lender hereby irrevocably (subject to Section 10.09) appoints, designates and authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Issuing Lender shall act on behalf of Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as Administrative Agent may agree at the request of the Requisite Lenders to act for such Issuing Lender with respect thereto; provided, however, that Issuing Lender shall have all of the benefits and immunities (i) provided to Administrative Agent in this Section 10 with respect to any acts taken or omissions suffered by Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Section 10 included Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to Issuing Lender.

10.02. Delegation of Duties. Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

10.03. Liability of Administrative Agent. None of Administrative Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of Lenders for any recital, statement, representation or warranty made by Borrower or any Subsidiary or Affiliate of Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Administrative Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower or any of Borrower’s Subsidiaries or Affiliates.

10.04. Reliance by Administrative Agent.

(a) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Requisite Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Requisite Lenders or all Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender.

10.05. Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of Lenders, unless Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Administrative Agent will notify Lenders of its receipt of any such notice. Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Requisite Lenders in accordance with Section 9; provided, however, that unless and until Administrative Agent has received any such request, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of Lenders.

10.06. Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that none of Administrative Agent-Related Persons has made any representation or warranty to it, and that no act by Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Administrative Agent-Related Person to any Lender as to any matter, including without limitation, whether Administrative Agent-Related Persons have disclosed material information in their possession. Each Lender, including any Lender by assignment, represents to Administrative Agent that it has, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower. Except for notices, reports and other documents expressly herein required to be furnished to Lenders by Administrative Agent herein, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any of its Subsidiaries which may come into the possession of any of Administrative Agent-Related Persons.

10.07. Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, Lenders shall indemnify upon demand each Administrative Agent-Related Person (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), pro rata, and hold harmless each Administrative Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Administrative Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Person’s gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Requisite Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Administrative Agent.

10.08. Administrative Agent in Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrower and its Subsidiaries and Affiliates as though Bank of America were not Administrative Agent or Issuing Lender hereunder and without notice to or consent of Lenders. Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of Borrower or such Affiliate) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not Administrative Agent or Issuing Lender.

10.09. Successor Administrative Agent. Administrative Agent may, and at the request of the Requisite Lenders shall, resign as Administrative Agent upon 30 days’ notice to Lenders. If Administrative Agent resigns under this Agreement, the Requisite Lenders shall appoint from among Lenders a successor administrative agent for Lenders which successor administrative agent shall be approved by Borrower. If no successor administrative agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with Lenders and Borrower, a successor administrative agent from among Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 10 and Sections 11.03, 11.11 and 11.13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor agent as provided for above. Notwithstanding the foregoing, however, Bank of America may not be removed as Administrative Agent at the request of the Requisite Lenders unless Bank of America shall also simultaneously be replaced as “Issuing Lender” hereunder pursuant to documentation in form and substance reasonably satisfactory to Bank of America.

SECTION 11.

MISCELLANEOUS

11.01. Amendments; Consents. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by any Borrower Party therefrom shall be effective unless in writing signed by Administrative Agent and Requisite Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Except as otherwise expressly provided herein, without the approval in writing of Administrative Agent and all Lenders, no amendment, modification, supplement, termination, waiver or consent may be effective:

(a) To reduce the amount of principal, principal prepayments or the rate of interest payable on, any Loan, or the amount of any fee or other amount payable to any Lender under the Loan Documents (unless such modification is consented to by each Lender entitled to receive such fee ) or to waive an Event of Default consisting of the failure of Borrower to pay when due principal, interest or any commitment fee;

(b) To postpone any date fixed for any payment of principal of, prepayment of principal of, or any installment of interest on, any Loan or any installment of any commitment fee, to extend the term of, or increase the amount of, any Lender’s Commitments (it being understood that a waiver of an Event of Default shall not constitute an extension or increase in any Commitment of any Lender) or modify the Pro Rata Share of any Lender;

(c) To amend the provisions of the definition of “Requisite Lenders”, Sections 4 or 9 or this Section 11.01;

(d) To release the any guarantor from its obligations under any Guaranty, provided that (i) in connection with any permitted Disposition of any Subsidiary of the Borrower or of Holdings, that Subsidiary shall be concurrently released from the Guaranty, and (ii) in connection with any Qualified Santee Sale, Santee shall be concurrently released from the Guaranty (and, in each case, the Administrative Agent shall be entitled to deliver any confirmations reasonably requested by Holdings, the Borrower or such Subsidiary in connection therewith);

(e) To amend any provision of this Agreement that expressly requires the consent or approval of all Lenders.

provided, however, that (i) no amendment, waiver or consent shall, unless in writing and signed by Issuing Lender in addition to the Requisite Lenders or all Lenders, as the case may be, affect the rights or duties of Issuing Lender under any Loan Document relating to Letters of Credit and (ii) any fee letters may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto. Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section shall apply equally to, and shall be binding upon, all Lenders and Administrative Agent.

11.02. Transmission and Effectiveness of Notices and Signatures.

(a) Modes of Delivery. Except as otherwise provided in any Loan Document, notices, requests, demands, directions, agreements and documents delivered in connection with the Loan Documents (collectively, “communications”) shall be transmitted by Requisite Notice to the number and address set forth on Schedule 11.02, may be delivered by the following modes of delivery, and shall be effective as follows:

Mode of Delivery	Effective on earlier of actual receipt and:

Courier	Scheduled delivery date

Facsimile	When transmission in legible form complete

Mail	Fourth Business Day after deposit in U.S. mail first class postage pre-paid

Personal delivery	When received

Telephone	When conversation completed

provided, however, that communications delivered to Administrative Agent pursuant to Section 2 shall not be effective until actually received by Administrative Agent.

(b) Reliance by Administrative Agent and Lenders. Administrative Agent and Lenders shall be entitled to rely and act on any communications purportedly given by or on behalf of any Borrower Party even if such communications (i) were not made in a manner specified herein, (ii) were incomplete, (iii) were not preceded or followed by any other notice specified herein, or (d) the terms thereof, as understood by the recipient, varied from any subsequent related communications provided for herein. Borrower shall indemnify Administrative Agent and Lenders from any loss, cost, expense or liability as a result of relying on any communications permitted herein.

(c) Effectiveness of Facsimile Signatures. Signatures on communications may be transmitted by facsimile only with the consent of Administrative Agent in its sole discretion in each instance. The effectiveness of any such signatures accepted by Administrative Agent shall, subject to applicable Law, have the same force and effect as manual signatures and shall be binding on all Borrower Parties and Administrative Agent and Lenders. Administrative Agent may also require that any such signature be confirmed by a manually-signed hardcopy thereof.

11.03. Attorney Costs, Expenses and Taxes. Borrower agrees (a) to pay or reimburse Administrative Agent for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of the Loan Documents, and the development, preparation, negotiation and execution of any amendment, waiver, consent, supplement or modification to, any Loan Documents, whether or not they become effective, and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, all reasonable Attorney Costs, and (b) to pay or reimburse Administrative Agent and each Lender for all costs and expenses incurred in connection with any refinancing, restructuring, reorganization (including a bankruptcy reorganization) and enforcement or attempted enforcement, or preservation of any rights under any Loan Documents, and any other documents prepared in connection herewith or therewith, or in connection with any refinancing, or restructuring of any such documents in the nature of a “workout” or of any insolvency or bankruptcy proceeding, including, without limitation, Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by Administrative Agent and the cost of independent public accountants and other outside experts retained by Administrative Agent or any Lender. Such costs and expenses shall also include Administrative costs of Administrative Agent reasonably attributable to the administration of the Loan Documents. Any amount payable by Borrower under this Section shall bear interest from the second Business Day following the date of demand for payment at the Default Rate, unless waived by Administrative Agent. The agreements in this Section shall survive repayment of all Obligations.

11.04. Binding Effect; Assignment.

(a) This Agreement and the other Loan Documents to which Borrower is a party will be binding upon and inure to the benefit of Borrower, Administrative Agent, Lenders and their respective successors and assigns, except that, Borrower may not assign its rights hereunder or thereunder or any interest herein or therein without the prior written consent of all Lenders and any such attempted assignment shall be void. Any Lender may at any time pledge its Note or any other instrument evidencing its rights as a Lender under this Agreement to a Federal Reserve Lender, but no such pledge shall release that Lender from its obligations hereunder or grant to such Federal Reserve Lender the rights of a Lender hereunder absent foreclosure of such pledge.

(b) From time to time following the Closing Date, each Lender may assign to one or more Eligible Assignees all or any portion of its Commitments and its Pro Rata Share of the Extensions of Credit; provided that (i) such assignment, if not to a Lender or an Affiliate of the assigning Lender, shall be consented to by Borrower at all times other than during the existence of a Default or Event of Default and Administrative Agent and Issuing Lender (which approval of Borrower shall not be unreasonably withheld or delayed), (ii) a copy of a duly signed and completed Notice of Assignment and Acceptance shall be delivered to Administrative Agent, (iii) except in the case of an assignment to an Affiliate of the assigning Lender, to another Lender or of the entire remaining Commitments of the assigning Lender, the assignment shall not assign a Pro Rata Share equivalent to less than the Minimum Amount therefor, and (iv) the effective date of any such assignment shall be as specified in the Notice of Assignment and Acceptance, but not earlier than the date which is five Business Days after the date Administrative Agent has received the Notice of Assignment and Acceptance. Upon acceptance by Administrative Agent of such Notice Assignment and Acceptance and consent thereto by Administrative Agent and Issuing Lender and payment of the requisite fee described below, the Eligible Assignee named therein shall be a Lender for all purposes of this Agreement, with the Pro Rata Share therein set forth and, to the extent of such Pro Rata Share, the assigning Lender shall be released from its further obligations under this Agreement. Borrower agrees that it shall execute and deliver upon request (against delivery by the assigning Lender to Borrower of any Note) to such assignee

Lender, one or more Notes evidencing that assignee Lender’s Pro Rata Share, and to the assigning Lender if requested, one or more Notes evidencing the remaining balance Pro Rata Share retained by the assigning Lender. Administrative Agent’s consent to and acceptance of any assignment shall not be deemed to constitute any representation or warranty by any Administrative Agent-Related Person as to any matter.

(c) After receipt of a completed Notice of Assignment and Acceptance, and receipt of an assignment fee of $3,500 from such Eligible Assignee (including Affiliates of assigning Lenders), Administrative Agent shall, promptly following the effective date thereof, provide to Borrower and Lenders a revised Schedule 11.02 giving effect thereto.

(d) Each Lender may from time to time grant participations to one or more banks or other financial institutions (including another Lender) all or any portion of its Commitments and its Pro Rata Share of the Extensions of Credit; provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other financial institutions shall not be a Lender hereunder for any purpose except, if the participation agreement so provides, for the purposes of Section 3 (but only to the extent that the cost of such benefits to Borrower does not exceed the cost which Borrower would have incurred in respect of such Lender absent the participation) and subject to Sections 10.05 and 10.06, (iv) Borrower, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (v) the participation shall not restrict an increase in the Commitments or in granting Lender’s Pro Rata Share, so long as the amount of the participation interest is not affected thereby, and (vi) the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Loan Documents; provided, however, that the assigning Lender may, in any agreement with a participant, give such participant the right to consent to any matter which (a) extends the Maturity Date as to such participant or any other date upon which any payment of money is due to such participant, (b) reduces the rate of interest owing to such participant, any fee or any other monetary amount owing to such participant, or (c) reduces the amount of any installment of principal owing to such participant.

11.05. Set-off. In addition to any rights and remedies of Administrative Agent and Lenders or any assignee or participant of Lenders or any Affiliates thereof (each, a “Proceeding Party”) provided by law, upon the occurrence and during the continuance of any Event of Default, each Proceeding Party is authorized at any time and from time to time, without prior notice to Borrower, any such notice being waived by Borrower to the fullest extent permitted by law, to proceed directly, by right of set-off, banker’s lien, or otherwise, against any assets of the Borrower Parties which may be in the hands of such Proceeding Party (including all general or special, time or demand, provisional or other deposits and other indebtedness owing by such Proceeding Party to or for the credit or the account of Borrower) and apply such assets against the Obligations, irrespective of whether such Proceeding Party shall have made any demand therefor and although such Obligations may be unmatured. Each Lender agrees promptly to notify Borrower and Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

11.06. Sharing of Payments. Each Lender severally agrees that if it, through the exercise of any right of setoff, banker’s lien or counterclaim against Borrower, or otherwise, receives payment of the Obligations held by it that is ratably more than any other Lender, through any means, receives in payment of the Obligations held by that Lender, then, subject to applicable Laws: (a) Lender exercising the right of setoff, banker’s lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from the other Lender a participation in the Obligations held by the other Lender and shall pay to the other Lender a purchase price in an amount so that the share of the Obligations held by each Lender after the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of Lenders share any payment obtained in respect of the Obligations ratably in accordance with each Lender’s share of the Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker’s lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by Borrower or any Person claiming through or succeeding to the rights of Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Lender that purchases a participation in the Obligations pursuant to this Section shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased may exercise any and all rights of setoff, banker’s lien or counterclaim with respect to the participation as fully as if Lender were the original owner of the Obligation purchased.

11.07. No Waiver; Cumulative Remedies.

(a) No failure by any Lender or Administrative Agent to exercise, and no delay by any Lender or Administrative Agent in exercising, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(b) The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law. Any decision by Administrative Agent or any Lender not to require payment of any interest (including Default Interest), fee, cost or other amount payable under any Loan Document or to calculate any amount payable by a particular method on any occasion shall in no way limit or be deemed a waiver of Administrative Agent’s or such Lender’s right to require full payment thereof, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.

(c) The terms and conditions of Section 10 are inserted for the sole benefit of Administrative Agent and Lenders; the same may be waived in whole or in part, with or without terms or conditions, in respect of any Extension of Credit without prejudicing Administrative Agent’s or Lenders’ rights to assert them in whole or in part in respect of any other Loan.

11.08. Usury. Notwithstanding anything to the contrary contained in any Loan Document, the interest and fees paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest or a fee in an amount that exceeds the Maximum Rate, the excessive interest or fee shall be applied to the principal of the Outstanding Obligations or, if it exceeds the unpaid principal, refunded to Borrower. In determining whether the interest or a fee contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

11.09. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.10. Integration. This Agreement, together with the other Loan Documents and any letter agreements referred to herein, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of Administrative Agent or Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

11.11. Nature of Lenders’ Obligations. The obligations of Lenders hereunder are several and not joint or joint and several. Nothing contained in this Agreement or any other Loan Document and no action taken by Administrative Agent or Lenders or any of them pursuant hereto or thereto may, or may be deemed to, make Lenders a partnership, an association, a joint venture or other entity, either among themselves or with Borrower or any Affiliate of Borrower. Each Lender’s obligation to make any Loan pursuant hereto is several and not joint or joint and several, and in the case of the initial Loan only is conditioned upon the performance by all other Lenders of their obligations to make initial Loans. A default by any Lender will not increase the Pro Rata Share attributable to any other Lender.

11.12. Survival of Representations and Warranties. All representations and warranties made hereunder and in any Loan Document, certificate or statement delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery thereof but shall terminate the later of (a) when the Commitments are terminated and (b) when no Obligations remain outstanding under any Loan Document. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, notwithstanding any investigation made by Administrative Agent or any Lender or on their behalf.

11.13. Indemnity by Borrower. Borrower agrees to indemnify, save and hold harmless each Administrative Agent-Related Person and each Lender and their respective Affiliates, directors, officers, agents, attorneys and employees (collectively the “Indemnitees”) from and against: (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than Administrative Agent or any Lender) relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against any Borrower Party, any of their Affiliates or any of their officers or directors; (b) any and all claims, demands, actions or causes of action arising out of or relating to, the Loan Documents, any predecessor loan documents, the Commitments, the use or contemplated use of the proceeds of any Loan, or the relationship of any Borrower Party, Administrative Agent and Lenders under this Agreement; (c) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection (a) or (b) above; and (d) any and all liabilities, losses, costs or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding, including those liabilities caused by an Indemnitee’s own negligence (all the foregoing, collectively, the “Indemnified Liabilities”); provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee.

11.14. Nonliability of Lenders. Borrower acknowledges and agrees that:

(a) Any inspections of any property of Borrower made by or through Administrative Agent or Lenders are for purposes of administration of the Loan Documents only, and Borrower is not entitled to rely upon the same (whether or not such inspections are at the expense of Borrower);

(b) By accepting or approving anything required to be observed, performed, fulfilled or given to Administrative Agent or Lenders pursuant to the Loan Documents, neither Administrative Agent nor Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by Administrative Agent or Lenders;

(c) The relationship between Borrower and Administrative Agent and Lenders is, and shall at all times remain, solely that of borrowers and lenders; neither Administrative Agent nor Lenders shall under any circumstance be construed to be partners or joint venturers of Borrower or their Affiliates; neither Administrative Agent nor Lenders shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or their Affiliates, or to owe any fiduciary duty to Borrower or their Affiliates; neither Administrative Agent nor Lenders undertake or assume any responsibility or duty to Borrower or their Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrower or their Affiliates of any matter in connection with their Property or the operations of Borrower or their Affiliates; Borrower and their Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Administrative Agent or Lenders in connection with such matters is solely for the protection of Administrative Agent and Lenders and neither Borrower nor any other Person is entitled to rely thereon; and

(d) Administrative Agent and Lenders shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property caused by the actions, inaction or negligence of Borrower and/or its Affiliates and Borrower hereby indemnifies and holds Administrative Agent and Lenders harmless from any such loss, damage, liability or claim.

11.15. No Third Parties Benefited. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower, Administrative Agent and Lenders in connection with the Loans, and is made for the sole benefit of Borrower, Administrative Agent and Lenders, and Administrative Agent’s and Lenders’ successors and assigns. Except as provided in Sections 10.04 and 10.08, no other Person shall have any rights of any nature hereunder or by reason hereof.

11.16. Severability. Any provision of the Loan Documents that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.17. Confidentiality. Administrative Agent and each Lender shall use any confidential non-public information concerning the Borrower Parties and their Subsidiaries that is furnished to Administrative Agent or such Lender by or on behalf of the Borrower Parties and their Subsidiaries in connection with the Loan Documents (collectively, “Confidential Information”) solely for the purpose of evaluating and providing products and services to them and administering and enforcing the Loan Documents, and it will hold the Confidential Information in confidence. Notwithstanding the foregoing, Administrative Agent and each Lender may disclose Confidential Information to (a) any governmental agency or regulatory body having or claiming to have authority to regulate or oversee any aspect of Administrative Agent’s or such Lender’s business or that of their affiliates or any of their or their affiliates’ directors, officers, employees, advisors, or representatives (collectively, the “Representatives”) in connection with the exercise of such authority or claimed authority; (b) the extent necessary or appropriate to effect or preserve Administrative Agent’s or such Lender’s or any of their Affiliates’ security (if any) for any Obligation or to enforce any right or remedy or in connection with any claims asserted by or against Administrative Agent or such Lender or any of their Representatives; (c) Representatives whom it determines need to know such information for the purposes set forth in this Section; and (d) any bank or financial institution or other entity to which such Lender has assigned or desires to assign an interest or participation in the Loan Documents or the Obligations, provided that any such recipient of such Confidential Information agrees to keep such Confidential Information confidential as specified herein. For purposes hereof, the term “Confidential Information” shall not include information that (x) is in

Administrative Agent’s or a Lender’s possession prior to its being provided by or on behalf of the Borrower Parties, provided that such information is not known by Administrative Agent or such Lender to be subject to another confidentiality agreement with, or other legal or contractual obligation of confidentiality to, a Borrower Party, (y) is or becomes publicly available (other than through a breach hereof by Administrative Agent or such Lender), or (z) becomes available to Administrative Agent or such Lender on a nonconfidential basis, provided that the source of such information was not known by Administrative Agent or such Lender to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information.

11.18. Further Assurances. Borrower and its Subsidiaries shall, at their expense and without expense to Lenders or Administrative Agent, do, execute and deliver such further acts and documents as any Lender or Administrative Agent from time to time reasonably requires for the assuring and confirming unto Lenders or Administrative Agent of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.

11.19. Headings. Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

11.20. Time of the Essence. Time is of the essence of the Loan Documents.

11.21. Foreign Lenders and Participants. Each Lender, and each holder of a participation interest herein, that is a “foreign corporation, partnership or trust” within the meaning of the Code shall deliver to Administrative Agent, within 20 days after the Closing Date (or after accepting an assignment or receiving a participation interest herein) two duly signed completed copies of either Form W-8BEN (relating to such Person and entitling it to a complete exemption from withholding on all payments to be made to such Person by Borrower pursuant to this Agreement) or Form W-8ECI (relating to all payments to be made to such Person by Borrower pursuant to this Agreement) of the United States Internal Revenue Service or such other evidence satisfactory to Borrower and Administrative Agent that no withholding under the federal income tax laws is required with respect to such Person. Thereafter and from time to time, each such Person shall (a) promptly submit to Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrower and Administrative Agent of any available exemption from, United States withholding taxes in respect of all payments to be made to such Person by Borrower pursuant to this Agreement and (b) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office, if any) to avoid any requirement of applicable Laws that Borrower make any deduction or withholding for taxes from amounts payable to such Person. If such Persons fails to deliver the above forms or other documentation, then Administrative Agent may withhold from any interest payment to such Person an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction. If any Governmental Authority asserts that Administrative Agent did not properly withhold any tax or other amount from payments made in respect of such Person, such Person shall indemnify Administrative Agent therefor, including all penalties and interest and costs and expenses (including Attorney Costs) of Administrative Agent. The obligation of Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Administrative Agent.

11.22. Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE CENTRAL DISTRICT OF THE STATE OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH BORROWER PARTY, ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH BORROWER PARTY, ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED HERETO. EACH BORROWER PARTY, ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF THE STATE OF CALIFORNIA.

11.23. Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTY HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.24. ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

STATER BROS. MARKETS

By:	/S/ JACK H. BROWN

Name:	Jack H. Brown

Title:	Chairman of the Board, President and Chief Executive Officer

STATER BROS. HOLDINGS, INC.

By:	/S/ JACK H. BROWN

Name:	Jack H. Brown

Title:	Chairman of the Board, President and Chief Executive Officer

BANK OF AMERICA, N.A., as Administrative Agent

By:	/S/ KEN PURO

Name:	Ken Puro

Title:	Vice President

BANK OF AMERICA, N.A., as Issuing Lender and a Lender

By:	/S/ J. FREEMAN

Name:	Jamie Freeman

Title:	Vice President

SCHEDULE 2.01

Lender	Commitment	Pro Rata Share
BANK OF AMERICA, N.A.
Total	$75,000,000.00	100.000000000%